Filed pursuant to Rule 424(b)(5)
Registration No. 333-133170
Registration No. 333-133170-01

Prospectus Supplement to Prospectus dated September 3, 2008

World Financial Network Credit Card Master Note Trust
Issuing Entity

WFN Credit Company, LLC	World Financial Network National Bank
Depositor	Sponsor and Servicer

$72,152,000 Series 2008-A Asset Backed Notes

	Class A Notes	Class M Notes	Class B Notes	Class C Notes(1)

Principal amount	$57,000,000	$2,706,000	$3,427,000	$9,019,000
Interest rate	One-month LIBOR plus 3.00% per year	One-month LIBOR plus 5.00% per year	One-month LIBOR plus 7.50% per year	11.50% per year
Interest distribution dates	monthly on the 15th, beginning October 15, 2008	monthly on the 15th, beginning October 15, 2008	monthly on the 15th, beginning October 15, 2008	monthly on the 15th, beginning October 15, 2008
Expected principal payment date	August 2010 distribution date	August 2010 distribution date	August 2010 distribution date	August 2010 distribution date
Price to public	$57,000,000.00 (or 100.00%)	$2,706,000.00 (or 100.00%)	$3,427,000.00 (or 100.00%)	$9,018,963.92 (or 99.9996%)
Underwriting discount	$199,500.00 (or 0.3500%)	$12,177.00 (or 0.4500%)	$17,991.75 (or 0.5250%)	N/A
Proceeds to issuing entity	$56,800,500.00 (or 99.6500%)	$2,693,823.00 (or 99.5500%)	$3,409,008.25 (or 99.4750%)	$9,018,963.92 (or 99.9996%)

(1)	An affiliate of the depositor will purchase all of the Class C notes. No underwriting discount will be paid to the underwriters in respect of the Class C notes purchased by such affiliate.

The notes will be paid from the issuing entity’s assets consisting primarily of an interest in receivables in a portfolio of private label revolving credit card accounts owned by World Financial Network National Bank.

The Class M notes are subordinate to the Class A notes. The Class B notes are subordinate to the Class A notes and the Class M notes. The Class C notes are subordinate to the Class A notes, the Class M notes and the Class B notes. Each class of notes benefits from credit enhancement in the form of subordination of any junior classes of notes, the cash collateral account and, for the benefit of the Class C notes, a spread account. In addition, the issuing entity will enter into an interest rate swap for each class of the Class A notes, the Class M notes and the Class B notes with Barclays Bank PLC, as the initial swap counterparty.

We expect to issue your series of notes in book-entry form on or about September 12, 2008.

You should consider carefully the risk factors beginning on page S-15 in this prospectus supplement and page 9 in the prospectus.

A note is not a deposit and neither the notes nor the underlying accounts or receivables are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes are obligations of World Financial Network Credit Card Master Note Trust only and are not obligations of WFN Credit Company, LLC, World Financial Network National Bank or any other person.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Series 2008-A Class A notes, Class M notes and Class B notes

RBS Greenwich Capital	J.P. Morgan
Barclays Capital
RBC Capital Markets
Wachovia Securities
September 9, 2008

Important Notice about Information Presented in this
Prospectus Supplement and the Accompanying Prospectus
     We (WFN Credit Company, LLC) provide information to you about the notes in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (b) this prospectus supplement, which describes the specific terms of your series of notes.
     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted.
     We include cross references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.
European Economic Area
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:
     (i) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
     (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead Underwriters; or
     (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive;
     provided that no such offer of notes shall require the issuing entity or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
     For the purposes of the preceding paragraph, (i) “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

i

TABLE OF CONTENTS

Summary of Terms	S-1

Structural Summary	S-3

Issuing Entity	S-3
Collateral for the Notes	S-3
Addition of Assets to the Trust	S-3
Removal of Assets from the Issuing Entity	S-3
World Financial Network Credit Card Master Trust	S-4
Other Claims on the Receivables	S-4
Allocations of Collections and Losses	S-5
Application of Finance Charge Collections	S-6
Application of Principal Collections	S-7
Interest on the Notes	S-7
Credit Enhancement	S-8
Interest Rate Swaps	S-9
Early Amortization Events	S-9
Events of Default	S-10
Optional Redemption	S-11
Servicing and Servicer’s Fee	S-11
Tax Status	S-11
ERISA Considerations	S-11
Risk Factors	S-11
Ratings	S-11
WFN Credit Company, LLC	S-12

Risk Factors	S-15

Receivables Performance	S-18

Delinquency and Loss Experience	S-18
Revenue Experience	S-20

The Trust Portfolio	S-20

Static Pool Information	S-23

Maturity Considerations	S-23

Controlled Accumulation Period	S-23
Early Amortization Period	S-24
Payment Rates	S-24
Reduced Principal Allocations	S-25

Description of Series Provisions	S-25

General	S-25
Collateral Amount	S-25
Allocation Percentages	S-26
Interest Payments	S-27
Interest Rate Swaps	S-28
Interest Rate Swap Counterparty	S-30
Principal Payments	S-30
Controlled Accumulation Period	S-30
Early Amortization Period	S-31
Subordination	S-32

ii

Application of Finance Charge Collections	S-32
Reallocation of Principal Collections	S-33
Investor Charge-Offs	S-34
Sharing Provisions	S-35
Principal Accumulation Account	S-35
Cash Collateral Account	S-36
Required Draw Amount	S-36
Required Cash Collateral Amount	S-37
Reserve Account	S-37
Spread Account	S-38
Spread Account Distributions	S-39
Paired Series	S-39
Early Amortization Events	S-40
Events of Default	S-41
Servicing Compensation and Payment of Expenses	S-42
Reports to Noteholders	S-42

Underwriting	S-43

Legal Matters	S-45

Glossary of Terms for Prospectus Supplement	S-46

Annex I: Other Series of Securities Issued and Outstanding	Annex I-1
Annex II: Static Pool Information	Annex II-1

iii

Summary of Terms

Issuing Entity:	World Financial Network Credit Card Master Note Trust

Depositor:	WFN Credit Company, LLC

Sponsor and Servicer:	World Financial Network National Bank

Sub-Servicer:	ADS Alliance Data Systems, Inc.

Indenture Trustee:	The Bank of New York Mellon Trust Company, N.A.

Owner Trustee:	U.S. Bank Trust National Association

Expected Closing Date:	September 12, 2008

Clearance and Settlement:	DTC/Clearstream/Euroclear*

Denominations:	Minimum $1,000, and in integral multiples of $1,000

Servicing Fee Rate:	2% per year

Primary Assets of the Issuing Entity:	An interest in receivables originated in private label revolving credit card accounts owned by World Financial Network National Bank
* The Class C notes purchased by an affiliate of the depositor will be issued in definitive form.
Series 2008-A

Class	Amount	% of Series 2008-A Notes
Class A notes	$57,000,000	79.00%
Class M notes	$2,706,000	3.75%
Class B notes	$3,427,000	4.75%
Class C notes	$9,019,000	12.50%

Total	$72,152,000	100.00%

Series 2008-A

	Class A	Class M	Class B	Class C
Principal Amount:	$57,000,000	$2,706,000	$3,427,000	$9,019,000

Anticipated Ratings:[1]	AAA/AAA	AA/AA	A/A+	BBB/BBB
(Standard & Poor’s/Fitch)

Credit Enhancement:	subordination of	subordination of	subordination of	spread account and
	Class M, Class B	Class B and Class C	Class C notes and	cash collateral
	and Class C notes	notes and cash	cash collateral	account
	and cash collateral	collateral account	account
account

Interest Rate:	One-month LIBOR	One-month LIBOR	One-month LIBOR	11.50% per year
	plus 3.00% per year	plus 5.00% per year	plus 7.50% per year

Interest Accrual Method:	Actual/360	Actual/360	Actual/360	30/360

Interest Distribution Dates:	monthly (15th),	monthly (15th),	monthly (15th),	monthly (15th),
	beginning	beginning	beginning	beginning
	October 15, 2008	October 15, 2008	October 15, 2008	October 15, 2008

Interest Rate Index Reset Date:	2 London business	2 London business	2 London business	N/A
	days before each	days before each	days before each
	interest	interest	interest
	distribution date	distribution date	distribution date

Commencement of Accumulation Period (subject to adjustment):	August 1, 2009	August 1, 2009	August 1, 2009	August 1, 2009

Expected Principal Payment Date:	August 2010	August 2010	August 2010	August 2010
	distribution date	distribution date	distribution date	distribution date

Final Maturity Date:	June 2014	June 2014	June 2014	June 2014
	distribution date	distribution date	distribution date	distribution date

ERISA eligibility:	Yes, subject to important considerations described under “ERISA Considerations” in the accompanying prospectus.

Debt for United States Federal Income Tax Purposes:	Yes, subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus.

1 It is a condition to issuance that one of these ratings be obtained.

Structural Summary
This summary is a simplified presentation of the major structural components of Series 2008-A. It does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire document and the accompanying prospectus before you purchase any notes.
Issuing Entity
The notes will be issued by World Financial Network Credit Card Master Note Trust, a Delaware statutory trust, under an indenture supplement to an indenture, each between the issuing entity and the indenture trustee.
The indenture trustee is The Bank of New York Mellon Trust Company, N.A.
Collateral for the Notes
The Series 2008-A notes will be secured by a beneficial interest in a pool of receivables that arise under World Financial Network National Bank’s private label revolving credit card accounts.
The bank has designated all eligible accounts from a number of merchant programs in its portfolio of private label credit card accounts and has transferred the receivables in those accounts either directly to World Financial Network Credit Card Master Trust or to us. We have, in turn, transferred the receivables sold to us by the bank to World Financial Network Credit Card Master Trust. We refer to the accounts that have been designated as trust accounts as the trust portfolio. World Financial Network Credit Card Master Trust has issued a collateral certificate representing an interest in the receivables and the other assets of World Financial Network Credit Card Master Trust to us. We have transferred that collateral certificate to the issuing entity and that collateral certificate serves as collateral for the notes.
The following information regarding the trust portfolio is as of April 30, 2008:
•	total receivables: $3,205,121,101

•	principal receivables: $3,103,626,366

•	finance charge receivables: $101,494,735

•	total accounts designated to World Financial Network Credit Card Master Trust: 62,461,098
As of April 30, 2008:
•	The accounts designated for the trust portfolio had an average principal receivables balance per active account of $361 and an average credit limit of $992.

•	The percentage of the aggregate principal receivables balance to the aggregate total credit limit was 6.3%.

•	The average age of the accounts was approximately 42 months.
The Series 2008-A notes will also have the benefit of interest rate swaps relating to the Class A notes, the Class M notes and the Class B notes.
Addition of Assets to the Trust
When an account has been designated as a trust account, World Financial Network National Bank continues to own the account, but we buy all receivables existing at the time of designation or created later and transfer them to the trust. The bank has the option to designate additional eligible accounts as trust accounts from time to time. If the volume of additional accounts designated exceeds specified periodic limitations, then additional new accounts can only be designated if the rating agencies for all outstanding series of notes confirm that the addition will not impair their ratings of any outstanding class of notes. See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a more detailed description of the limitations on our ability to designate additional accounts. In addition, the bank is required to designate additional accounts as trust accounts if the amount of principal receivables held by the trust falls below a specified minimum, as more fully described in “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus.
Removal of Assets from the Issuing Entity
     Optional Removals
We have the option to remove accounts from the list of designated accounts and to repurchase the related receivables from the trust in two circumstances. First, when the trust holds excess receivables, we may remove and repurchase on a random basis, subject to the condition that each rating agency confirms that these actions will not impair its rating of any outstanding class of notes. Second, some retailers have the right to purchase receivables relating to their credit card programs if those programs are terminated. If a retailer exercises this right, we will remove and repurchase the related accounts and receivables and are not required to obtain a rating agency confirmation. See “The Trust Portfolio — Removal of Accounts” in the accompanying prospectus for a more detailed description of our right to remove accounts.
For a discussion of certain risks arising from the termination by a retailer of its credit card program, see “Risk Factors — Termination of Certain Private Label Credit Card Programs Could Lead to a Reduction of Receivables in the Trust” in the accompanying prospectus.
     Required Removals
We are required to repurchase receivables from the trust if it is discovered that they did not satisfy eligibility requirements in some material respect at the time that we transferred them to the trust, and the ineligibility results in a charge-off or in impairment of the trust’s rights in the receivables or their proceeds. Similarly, the servicer is required to purchase receivables from the trust if the servicer fails to satisfy any of its obligations in connection with the transferred receivables or trust accounts, and the failure results in a material impairment of the receivables or subjects their proceeds to a conflicting lien. These repurchase and purchase obligations are subject to cure periods and are more fully described in “The Trust Portfolio — Representations and Warranties of the Depositor” and “The Servicer — Servicer’s Representations and Warranties” in the accompanying prospectus.
World Financial Network Credit Card Master Trust
World Financial Network Credit Card Master Trust is a common law trust formed by the bank in 1996 under a pooling and servicing agreement that has been amended and may in the future be amended from time to time. The August 2001 amendment, among other things, designated us as depositor in replacement of World Financial Network National Bank. The bank has transferred some of the private label credit card receivables directly to World Financial Network Credit Card Master Trust under the pooling and servicing agreement prior to its amendment, and we have transferred the receivables sold to us by the bank under a receivables purchase agreement to World Financial Network Credit Card Master Trust under that pooling and servicing agreement.
The trustee for World Financial Network Credit Card Master Trust is The Bank of New York Mellon Trust Company, N.A., successor to BNY Midwest Trust Company, successor to the corporate trust administration of Harris Trust and Savings Bank, successor to The Bank of New York.
At any time when no series of investor certificates issued by World Financial Network Credit Card Master Trust is outstanding, other than the collateral certificate held by the issuing entity, we may cause World Financial Network Credit Card Master Trust to terminate, at which time the receivables will be transferred to the issuing entity and held directly by the issuing entity as collateral for the notes.
We refer to the entity — either World Financial Network Credit Card Master Trust or the issuing entity — that holds the receivables at any given time as the trust.
Other Claims on the Receivables
     Other Series of Notes
The issuing entity has issued other series of notes and may issue other series of notes from time to time in the future. In addition, the issuing entity is expected to issue an additional series of notes, Series 2008-B, on the closing date. A summary of the outstanding series of notes is in Part A of “Annex I: Other Series of Securities Issued and Outstanding,” which is included at the end of this prospectus supplement and is incorporated in this prospectus supplement.
On August 29, 2008, Moody’s Investors Service, Inc. announced that it placed the ratings of the Series 2004-A notes, the Series 2004-C notes, the Series 2006-A notes and the Series 2008-VFN notes issued by the issuing entity under review for possible downgrade based on Moody’s view that the retail sector and private label credit card portfolios are particularly susceptible to downturns in the economy, as well as concerns that the bank may have difficulty accessing the capital markets in the current economic environment and that the bank uses a proprietary servicing platform, which in Moody’s view may increase the risk of performance deterioration if the bank were to transfer servicing to a third party. The bank did not have the opportunity to discuss these concerns with Moody’s or to address Moody’s assumptions regarding the bank’s liquidity position or future performance metrics for the trust portfolio prior to the release of the announcement, but the bank intends to work with Moody’s to address these concerns.
Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of notes. No new series of notes may be issued unless we satisfy the conditions described in “Description of the Notes — New Issuances of Notes” in the accompanying prospectus, including that:
•	each rating agency confirms that the new issuance will not impair its rating of any outstanding class of notes;

•	we certify, based on facts known to the certifying officer, that the new issuance will not cause an early amortization event or an event of default or materially and adversely affect the amount or timing of distributions to be made to any class of noteholders;

•	after giving effect to the new issuance, the transferor amount would not be less than the minimum transferor amount and the amount of aggregate principal receivables held by the trust, together with any amount on deposit in the excess funding account, would not be less than the required principal balance; and

•	delivery of an opinion with respect to certain tax matters.
     Outstanding Series of Investor Certificates
In addition to the collateral certificate, there will be one series of investor certificates issued by World Financial Network Credit Card Master Trust that remains outstanding on the closing date. Each series of investor certificates represents a beneficial interest in the receivables and the other trust assets. A summary of the outstanding series of investor certificates is in Part B of “Annex I: Other Series of Securities Issued and Outstanding” included at the end of this prospectus supplement and is incorporated in this prospectus supplement. Neither you nor any other noteholder will have the right to receive notice of, or consent to, the issuance of future series of investor certificates.
     The Transferor Interest
We own the interest, called the transferor interest, in the receivables and the other assets of the trust not supporting your series or any other series of notes or investor certificates. The transferor interest does not provide credit enhancement for your series or any other series. The amount of the transferor interest at any time is called the transferor amount and is calculated as described in “Glossary of Terms for Prospectus” in the accompanying prospectus. We are required to maintain a minimum transferor amount, which is calculated as described in “Glossary of Terms for Prospectus.” See “The Trust Portfolio — Addition of Trust Assets” in the accompanying prospectus for a description of the circumstances in which we will be required to designate additional accounts as trust accounts if the transferor amount falls below the minimum transferor amount.
Allocations of Collections and Losses
Your notes represent the right to payments from a portion of the collections on the receivables. The servicer will also allocate to your series a portion of defaulted receivables and would also allocate a portion of the dilution on the receivables to your series if the dilution is not offset by the transferor amount and the depositor fails to comply with its obligation to compensate the trust for the dilution. Dilution means any reduction to the principal amounts of receivables made by the servicer because of merchandise returns or any other reason except losses or payments.
The portion of collections, defaulted receivables and uncovered dilution allocated to your series will be based mainly upon the ratio of the amount of collateral for your series to the sum of the total amount of principal receivables in the trust. The way this ratio is calculated will vary during each of three periods that may apply to your notes:
•	The revolving period, which will begin on the closing date and end when either of the other two periods begins.

•	The controlled accumulation period, which is scheduled to begin on August 1, 2009, but which may begin later, and end when the notes have been paid in full. However, if an early amortization event occurs before the controlled accumulation period begins, there will be no controlled accumulation period and an early amortization period will begin.

If an early amortization event occurs during the controlled accumulation period, the controlled accumulation period will end, and an early amortization period will begin.
•	The early amortization period, which will only occur if one or more adverse events, known as early amortization events, occurs.
For most purposes, the collateral amount used in determining these ratios will be reset no less frequently than at the end of each monthly period. References in this prospectus supplement to the monthly period related to any distribution date refer to the calendar month preceding that distribution date, or, in the case of the October 2008 distribution date, the period from the closing date through and including the last day of September 2008. However, for allocations of principal collections during the controlled accumulation period or the early amortization period, the collateral amount at the end of the revolving period will be used, unless we request a decrease, and the rating agencies confirm that the decrease will not impair their ratings of your notes.
The collateral amount for your series is:
•	the original principal amount of the Series 2008-A notes, minus

•	principal payments on the Series 2008-A notes (other than principal payments made from funds on deposit in the spread account) and the balance held in the principal accumulation account for principal payments, minus

•	the amount of any principal collections reallocated to cover interest, net swap payments and servicing payments for your series, minus

•	your series’ share of defaults and uncovered dilution to the extent not reimbursed from finance charge collections, investment earnings allocated to your series and amounts on deposit in the cash collateral account.
A reduction to the collateral amount because of reallocated principal collections, defaults or uncovered dilution will be reversed to the extent that your series has available finance charge collections and investment earnings in future periods.
Application of Finance Charge Collections
The issuing entity will apply your series’ share of collections of finance charge receivables, net swap receipts, recoveries and investment earnings each month in the following order of priority:
•	to pay, pari passu and pro rata on the basis of the amounts owing under this clause, to the Class A notes and the swap counterparty with respect to the Class A notes, interest on the Class A notes and net swap payments for the Class A notes;

•	to pay, pari passu and pro rata on the basis of the amounts owing under this clause, to the Class M notes and the swap counterparty with respect to the Class M notes, interest on the Class M notes and net swap payments for the Class M notes;

•	to pay, pari passu and pro rata on the basis of the amounts owing under this clause, to the Class B notes and the swap counterparty with respect to the Class B notes, interest on the Class B notes and net swap payments for the Class B notes;

•	to pay the servicing fee for your series (to the extent not retained by the servicer during the month);

•	to pay interest on the Class C notes;

•	to cover your series’ share of defaults and uncovered dilution;

•	to cover reductions in your series’ collateral amount resulting from defaults and uncovered dilution allocated to your series and from reallocated principal collections, in each case that have not been reimbursed;

•	to make a deposit, if needed, to the cash collateral account up to the required cash collateral amount;

•	to fund, in limited circumstances, a reserve account to cover interest payment shortfalls for the Series 2008-A notes during the controlled accumulation period, up to the required reserve account amount;

•	to make a deposit, if needed, to the spread account up to the required spread account amount;

•	to make payments or deposits relating to the interest rate swaps for each of the Class A, Class M and Class B notes;

•	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

•	to other series that share excess finance charge collections with Series 2008-A or to us or our assigns.
Application of Principal Collections
The issuing entity will apply your series’ share of collections of principal receivables each month as follows:
     Revolving Period
During the revolving period, no principal will be paid or accumulated in a trust account for you.
     Controlled Accumulation Period
During the controlled accumulation period, your series’ share of principal collections will be deposited in a trust account, up to a specified deposit amount on each distribution date. Unless an early amortization event occurs, amounts on deposit in that account will be paid on the expected principal payment date, first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.
     Early Amortization Period
An early amortization period for your series will start if an early amortization event occurs. The early amortization events for your series are described below in this summary, under “Description of Series Provisions — Early Amortization Events” in this prospectus supplement and under “Description of the Notes — Early Amortization Events” in the accompanying prospectus. During the early amortization period, your series’ share of principal collections will be paid monthly, first to the Class A noteholders, second to the Class M noteholders, third to the Class B noteholders and fourth to the Class C noteholders, in each case until the specified class of notes is paid in full.
     Reallocation of Principal Collections
During any of the above periods, principal collections allocated to your series may be reallocated, if necessary, to make required payments of interest on the Class A notes, the Class M notes and the Class B notes, net swap payments due from the issuing entity, and monthly servicing fee payments not made from your series’ share of finance charge collections, other amounts treated as finance charge collections and excess finance charge collections available from other series that share with your series. This reallocation is one of the ways that the more senior classes of notes obtain the benefit of subordination, as described under the caption “ — Credit Enhancement” below. The amount of reallocated principal collections is limited by the amount of available subordination.
     Shared Principal Collections
At all times, collections of principal receivables allocated to your series that are not needed for payments on your series will first be made available to other series, second, deposited in the excess funding account, if needed, and third, paid to us or our assigns. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.
Interest on the Notes
Each class of notes will accrue interest from and including the closing date to but excluding October 15, 2008, and for each following interest period at the applicable rate set forth on the cover page of this prospectus supplement. Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date. Interest on the Class A notes, the Class M notes and the Class B notes will be calculated on the basis of the actual number of days in the related interest period and a year of 360 days. Interest on the Class C notes will be calculated based on a 360-day year of twelve 30-day months.
For purposes of determining the floating interest rate applicable to each interest period, LIBOR will be determined two London business days before that interest period begins.

For each date of determination (other than the date of determination for the first interest period), LIBOR will equal the rate for deposits in United States dollars for a one-month period which appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page) (and solely for purposes of determining LIBOR for the first interest period as described in the following paragraph, a two-month period). If that rate does not appear on that display page, LIBOR will be determined as described in “Description of Series Provisions — Interest Payments.”
LIBOR for the first interest period will be determined by straight-line interpolation, based on the actual number of days in the period from the closing date to but excluding October 15, 2008, between two rates determined in accordance with the preceding paragraph, one of which will be determined for a maturity of one month and one of which will be determined for a maturity of two months.
Credit Enhancement
Credit enhancement for your series includes subordination and a cash collateral account as described below. A spread account also provides credit enhancement primarily for the benefit of the Class C notes.
Credit enhancement for your series is for your series’ benefit only, and you are not entitled to the benefits of credit enhancement available to other series.
     Subordination
Credit enhancement for the Class A notes includes the subordination of the Class M notes, the Class B notes and the Class C notes. Credit enhancement for the Class M notes includes the subordination of the Class B notes and the Class C notes. Credit enhancement for the Class B notes includes the subordination of the Class C notes. Subordination serves as credit enhancement in the following way. The more subordinated, or junior, classes of notes will not receive payment of interest or principal until required payments have been made to the more senior classes. As a result, subordinated classes will absorb any shortfalls in collections or deterioration in the collateral for the notes prior to senior classes.
     Cash Collateral Account
A cash collateral account will provide additional credit enhancement for your series. On the closing date, we will deposit $2,886,080 (which amount represents 4.0% of the collateral amount of the Series 2008-A notes on the closing date) into the cash collateral account. Deposits into the cash collateral account will be made each month, as needed, from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required cash collateral account amount as described under “Description of Series Provisions — Required Cash Collateral Amount.” The cash collateral account will be used to make payments on the notes if finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series are insufficient to make required payments. The required cash collateral amount is calculated as described under “Description of Series Provisions — Required Cash Collateral Amount.”
     Spread Account
A spread account will provide additional credit enhancement for your series, primarily for the benefit of the Class C notes. The spread account initially will not be funded. Deposits into the spread account will be made each month from finance charge collections allocated to your series, other amounts treated as finance charge collections and excess finance charge collections available from other series up to the required spread account amount, as described under “Description of Series Provisions — Spread Account.”
The spread account will be used to make interest payments on the Class C notes if finance charge collections allocated to your series, other amounts treated as finance charge collections, excess finance charge collections available from other series and amounts withdrawn from the cash collateral account are insufficient to make those payments.
Unless an early amortization event occurs, the amount, if any, remaining on deposit in the spread account on the expected principal payment date for the Series 2008-A notes, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes, to the extent that the Class C notes have not been paid in full after application of all principal collections on that date. Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid.
In addition, on any day after the occurrence of an event of default with respect to Series 2008-A and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.
Interest Rate Swaps
As additional enhancement for the Series 2008-A notes, the issuing entity will enter into interest rate swaps relating to the the Class A notes, the Class M notes and the Class B notes, each covering the period from the closing date through the final maturity date.
The initial swap counterparty for the Class A interest rate swap, the Class M interest rate swap and the Class B interest rate swap is Barclays Bank PLC. See “Description of Series Provisions — Interest Rate Swap Counterparty.”
The notional amounts of each of the Class A, Class M and Class B interest rate swaps will, for each interest period, equal the outstanding principal amount of the corresponding class of notes, in each case as of the end of the first day of the related interest period. Under each swap, if one-month LIBOR exceeds a specified fixed rate, the issuing entity will receive payments from the swap counterparty equal to:

rate differential	x	principal amount of Class A, M or B notes, as applicable	X	days in interest period 360
where the rate differential equals one-month LIBOR minus the specified fixed rate. Alternatively, if one-month LIBOR is less than the applicable specified fixed rate, the issuing entity will be required to make a payment to the swap counterparty equal to the result of the equation shown above, where the rate differential equals the specified fixed rate minus one-month LIBOR. The specified fixed rate for the Class A interest rate swap is 3.275% per year. The specified fixed rate for the Class M interest rate swap is 3.275%. The specified fixed rate for the Class B interest rate swap is 3.275% per year. The interest rate swaps are more fully described in “Description of Series Provisions — Interest Rate Swaps.”
Based on a reasonable good faith estimate of maximum probable exposure, the significance percentage of the interest rate swaps is less than 10%.
For a discussion of certain risks arising from a default by a swap counterparty under the Class A, Class M or Class B interest rate swap or from the early termination of any of the interest rate swaps, see “Risk Factors — Default by a swap counterparty or termination of the Class A, Class M or Class B interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes” and “Description of Series Provisions — Interest Rate Swaps” and “— Early Amortization Events.”
Early Amortization Events
The issuing entity will begin to repay the principal of the notes before the expected principal payment date if an early amortization event occurs. An early amortization event will occur if the finance charge collections on the receivables are too low or if defaults are too high. The minimum amount that must be available for payments to your series in any month, referred to as the base rate, is the sum of the interest payable on the Series 2008-A notes, plus any net swap payment due from the issuing entity for the related interest period, plus your series’ share of the servicing fee for the related monthly period, all divided by the sum of the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that period. If the average portfolio yield for your series, calculated as described in the following sentence, for any three consecutive monthly periods is less than the average base rate for the same three consecutive monthly periods, an early amortization event will occur. The portfolio yield for your series for any monthly period will be the result, expressed as a percentage, of the amount of finance charge collections and other amounts treated as finance charge collections allocated to your series for that monthly period, other than excess finance charge collections, net of the amount of defaulted principal receivables and uncovered dilution allocated to your series for that monthly period, divided by the sum of the collateral amount and amounts on deposit in the principal accumulation account, each as of the last day of that monthly period. See “Description of Series Provisions — Early Amortization Events.”

The other early amortization events are:
•	Our failure to make required payments or deposits or material failure to perform other obligations, subject to applicable grace periods;

•	Material inaccuracies in our representations and warranties subject to applicable grace periods;

•	The Series 2008-A notes are not paid in full on the expected principal payment date;

•	Bankruptcy, insolvency or similar events relating to us or the bank (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus);

•	We are unable to transfer additional receivables to the trust or the bank is unable to transfer additional receivables to us;

•	We do not transfer receivables in additional accounts or participations to the trust when required;

•	Material defaults of the servicer;

•	Failure of a swap counterparty to make a payment under any of the interest rate swaps for the Class A, Class M or Class B notes where such payment obligation arises as a result of LIBOR being greater than the specified fixed rate for such interest rate swap, and such failure is not cured within five business days after the payment is due;

•	The early termination of any of the interest rate swaps for the Class A, Class M or Class B notes, unless the issuing entity obtains a replacement interest rate swap acceptable to the rating agencies within ten business days of the termination;

•	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” under the Investment Company Act of 1940; or

•	An event of default occurs for the Series 2008-A notes and their maturity date is accelerated.
Events of Default
The Series 2008-A notes are subject to events of default described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus. These include:
•	Failure to pay interest on the Series 2008-A notes for 35 days after it is due;

•	Failure to pay principal on the Series 2008-A notes when it becomes due and payable on the final maturity date for the Series 2008-A notes;

•	Bankruptcy, insolvency or similar events relating to the issuing entity (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus); and

•	Material failure by the issuing entity to perform its obligations under the indenture, subject to applicable grace periods.
In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2008-A notes automatically will become immediately due and payable (although these provisions may not be enforceable as discussed in “Risk Factors — If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” in the accompanying prospectus). If any other event of default occurs and continues with respect to the Series 2008-A notes, the indenture trustee or holders of more than 50% of the then-outstanding principal amount of the Series 2008-A notes may declare the principal amount of the Series 2008-A notes to be immediately due and payable. These declarations may be rescinded by holders of more than 50% of the then-outstanding principal amount of the Series 2008-A notes if the related event of default has been cured, subject to the conditions described under “Description of the Notes — Events of Default; Rights upon Event of Default” in the accompanying prospectus.

After an event of default and the acceleration of the Series 2008-A notes, funds allocated to Series 2008-A and on deposit in the collection account, the excess funding account and the other trust accounts will be applied to pay principal of and interest on the Series 2008-A notes to the extent permitted by law. Principal collections and finance charge collections allocated to Series 2008-A will be applied to make monthly principal and interest payments on the Series 2008-A notes until the earlier of the date those notes are paid in full or the final maturity date of those notes. If the Series 2008-A notes are accelerated or the issuing entity fails to pay the principal of the Series 2008-A notes on the final maturity date, subject to the conditions described in the accompanying prospectus under “Description of the Notes — Events of Default; Rights upon Event of Default”, the indenture trustee may, if legally permitted, cause the trust to sell (i) principal receivables in an amount equal to the collateral amount for Series 2008-A and (ii) the related finance charge receivables.
Optional Redemption
The servicer has the option to purchase your notes when the outstanding principal amount for your series has been reduced to 5% or less of the initial principal amount. See “Description of the Notes — Final Payment of Principal” in the accompanying prospectus.
Servicing and Servicer’s Fee
The servicer for the trust is World Financial Network National Bank. World Financial Network National Bank, as servicer, receives a fee for its servicing activities. The share of the servicing fee allocable to Series 2008-A for each payment date will be equal to one-twelfth of the product of (a) 2% and (b) the collateral amount for Series 2008-A on the last day of the prior monthly period. However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period and will be equal to $76,160.44. The servicing fee allocable to Series 2008-A for each payment date will be paid from your series share of collections of finance charge receivables, net swap receipts, recoveries and investment earnings each month as described in “ — Application of Finance Charge Collections” above and in “Description of Series Provisions — Application of Finance Charge Collections.”
Tax Status
Subject to important considerations described under “Federal Income Tax Consequences” in the accompanying prospectus, Mayer Brown LLP as tax counsel to the issuing entity, is of the opinion that under existing law the Series 2008-A notes will be characterized as debt for federal income tax purposes and that neither World Financial Network Credit Card Master Trust nor the issuing entity will be classified as an association or constitute a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. By your acceptance of a Series 2008-A note, you will agree to treat your Series 2008-A notes as debt for federal, state and local income and franchise tax purposes. See “Federal Income Tax Consequences” in the accompanying prospectus for additional information concerning the application of federal income tax laws.
ERISA Considerations
Subject to important considerations described under “ERISA Considerations” in the accompanying prospectus, the Series 2008-A notes are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts. If you are contemplating purchasing the Series 2008-A notes on behalf of or with plan assets of any plan or account, we suggest that you consult with counsel regarding whether the purchase or holding of the Series 2008-A notes could give rise to a transaction prohibited or not otherwise permissible under the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code. Each purchaser that purchases a Series 2008-A note on behalf of or with plan assets of a plan or account will be deemed to represent and warrant that its purchase and holding of such note will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. See “ERISA Considerations” in the accompanying prospectus.
Risk Factors
There are material risks associated with an investment in the Series 2008-A notes, and you should consider the matters set forth under “Risk Factors” beginning on page S-15 below and on page 9 of the accompanying prospectus.
Ratings
It is a condition to the issuance of your notes that one of the ratings set forth for each class of Series

2008-A notes in the “Summary of Terms” above be obtained. Although the bank, as sponsor, previously requested ratings of the Series 2008-A notes from Moody’s, at the date of this prospectus supplement Moody’s had not provided indications as to its ratings of such notes and the bank does not anticipate that Moody’s will rate such notes.
Any rating assigned to the notes by a credit rating agency will reflect the rating agency’s assessment solely of the likelihood that noteholders will receive the payments of interest and principal required to be made under the terms of the series and will be based primarily on the value of the receivables in the trust, the credit enhancement provided and the creditworthiness of the swap counterparty. The rating is not a recommendation to purchase, hold or sell any notes. The rating does not constitute a comment as to the marketability of any notes, any market price or suitability for a particular investor. Ratings on the notes will be monitored by the rating agencies that are rating the notes while the notes are outstanding. Any rating can be changed or withdrawn by a rating agency at any time.
WFN Credit Company, LLC
Our address is 220 West Schrock Road, Westerville, Ohio 43801. Our phone number is (614) 729-5044.

Application of Finance Charge Collections
and Principal Collections Received by World Financial Network National Bank
as Servicer of World Financial Network Credit Card Master Trust

Application of Series 2008-A Finance Charge Collections

Series 2008-A finance charge collections
Class A interest payments and to make net swap payments for the Class A notes
Class M interest payments and to make net swap payments for the Class M notes
Class B interest payments and to make net swap payments for the Class B notes
Servicing fee payment
Class C interest payments
Cover Series 2008-A share of defaults on receivables and uncovered dilution
Reimbursements of collateral amount reductions from defaults, uncovered dilution and reallocations of principal collections
Cash Collateral Account deposits
Reserve Account deposits
Spread Account deposits
Other payments owing to the Class A, Class M and Class B swap counterparties
Other payments required to be made from Series 2008-A's share of finance charge collections
Excess finance charge collections

Application of Series 2008-A Available Principal Collections

Series 2008-A available principal collections
Reallocated principal collections to cover interest payments on Class A, Class M and Class B notes, net swap payments, if any, or servicing fee payments
Principal Accumulation Account
Excess principal collections

This prospectus supplement uses defined terms. You can find a glossary of terms under the caption “Glossary of Terms for Prospectus Supplement” beginning on page S-46 in this prospectus supplement and under the caption “Glossary of Terms for Prospectus” beginning on page 87 in the accompanying prospectus.
Risk Factors
     In addition to the risk factors described in the prospectus, you should consider the following risk factors before deciding to purchase the Series 2008-A notes.

Default by a swap counterparty or termination of the Class A, Class M or Class B interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes.	The interest rate swaps expose you to risks arising from the failure of either a swap counterparty or the issuing entity to perform its obligations thereunder or from the early termination of an interest rate swap. If a swap counterparty does not make a required payment due under the interest rate swap, the issuing entity will have less funds available to make interest payments on the notes. Continuance of such failure for five business days will cause the early amortization period to commence. If either a swap counterparty or the issuing entity does not make a payment due under an interest rate swap, the other party may initiate an early termination of the interest rate swap. If the ratings of a swap counterparty are reduced below certain levels established by the rating agencies rating the notes, that swap counterparty will be required to assign its rights and obligations under the applicable interest rate swap to a replacement swap counterparty, post collateral or make other arrangements satisfactory to the rating agencies within certain grace periods. The interest rate swaps may be terminated if that swap counterparty fails to do so. If an interest rate swap is terminated or a swap counterparty fails to perform its obligations (whether following a ratings downgrade or otherwise) under the interest rate swap, we cannot assure you that the trust would be able to enter into a replacement interest rate swap or make other arrangements to hedge the issuing entity’s interest payment obligations. The early termination of an interest rate swap will cause an early amortization event and commencement of the early amortization period if the issuing entity does not enter into a replacement interest rate swap or enter into an alternative arrangement satisfactory to the rating agencies.

If the early amortization period commences as a result of any of the foregoing, you could be paid sooner than expected and may not be able to reinvest the amount paid to you at the same rate you would have been able to earn on your notes. If the affected interest rate swap is not terminated following the swap counterparty’s failure to perform, the issuing entity may have less funds available to pay interest on the notes. In addition, the ratings of the notes may be reduced, which could affect your ability to sell your notes. See “Description of Series Provisions — Interest Rate Swaps” and “— Early Amortization Events.”

Recent market developments	Recently, there have been significant dislocations in the markets for home sales and residential mortgages. The deterioration of the home sale market, coupled with changes in interest rates under adjustable rate mortgages, may cause an increase in defaults or a decline in payment rates for other consumer credit portfolios if a greater number of consumers experience financial stress.

Payments on the Class M notes are subordinate to payments on the Class A notes	If you buy Class M notes, your interest payments will be subordinate to interest payments on the Class A notes, and your principal payments will be subordinate to principal payments on the Class A Notes as follows:

• You will not receive any interest payments on your Class M notes on any distribution date until the full amount of interest then payable on the Class A notes has been paid in full.

	•	In addition, you will not receive any principal payments on your Class M notes on any distribution date until the entire principal amount of the Class A notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class M notes before reducing payments on the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class B notes and the Class C notes, then the Class M notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A noteholders until the outstanding principal amount of the Class A notes and all accrued and unpaid interest payable to the Class A noteholders have been paid in full before any payments would be made to the Class M noteholders.

Payments on the Class B notes are subordinate to payments on the Class A notes and the Class M notes	If you buy Class B notes, your interest payments will be subordinate to interest payments on the Class A notes and the Class M notes, and your principal payments will be subordinate to principal payments on the Class A notes and the Class M notes as follows:
	•	You will not receive any interest payments on your Class B notes on any distribution date until the full amount of interest then payable on the Class A notes and the Class M notes, in each case, has been paid in full.

	•	In addition, you will not receive any principal payments on your Class B notes on any distribution date until the entire principal amount of the Class A notes and the Class M notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class B notes before reducing payments on the Class M notes or the Class A notes. If the total amount of reductions to the collateral amount exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes and then to the Class M notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class B noteholders.

Payments on the Class C notes are subordinate to payments on the Class A notes, Class M notes and the Class B notes	If you buy Class C notes, your interest payments will be subordinate to interest payments on the Class A, the Class M notes and the Class B notes, and your principal payments will be subordinate to principal payments on the Class A notes, Class M notes, and Class B notes as follows:

	•	You will not receive any interest payments on your Class C notes on any distribution date until the full amount of interest then payable on the Class A notes, the Class M notes and the Class B notes has been paid in full.

	•	In addition, except under the limited circumstances described under “Description of Series Provisions — Spread Account,” you will not receive any principal payments on your Class C notes on any distribution date until the entire principal amount of the Class A notes, the Class M notes and the Class B notes has been paid in full.

As a result of these features, any reduction in the collateral amount for your series due to charge-offs, dilution or reallocation of principal collections will reduce payments on the Class C notes before reducing payments on the Class B notes, Class M notes or Class A notes. If the total amount of reductions to the collateral amount are not reimbursed from subsequent collections, then the Class C notes may not be repaid in full. If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes and third to the Class B notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to the specified class have been paid in full before any payments would be made to the Class C noteholders.

Proposed changes to accounting standards could have an impact on the issuing entity, the depositor or the sponsor.	Under current accounting standards — specifically, Statement of Financial Accounting Standards No. 140 (FAS 140) — a portion of the receivables is not consolidated on the balance sheet of the bank, the depositor, or any of their affiliates. One consequence of this accounting treatment is that none of the bank, the depositor, or any of their affiliates is required to include this portion of the receivables as an asset when calculating its minimum regulatory capital ratios or allowances for loan and lease losses.

Recently, the Financial Accounting Standards Board (FASB) has been considering substantial revisions to FAS 140 and FASB Interpretation No. 46(R) that, if adopted, could result in this portion of the receivables being consolidated on the balance sheet of the bank, the depositor or their affiliates, and could affect the accounting treatment for transfers of receivables by the bank to us. If the proposed accounting amendments were to affect the sale accounting treatment for transfers of receivables by the bank to us, such transfers may not have the benefit of the FDIC rule stating that, if certain conditions are met, the FDIC will not use its repudiation power to reclaim, recover or recharacterize as property of an FDIC-insured institution any financial assets transferred by the bank in connection with a securitization transaction. For a discussion of risks that may affect noteholders if the rule does not apply see “Risk Factors—If a conservator or receiver were appointed for World Financial Network National Bank, delays or reductions in payment of your notes could occur” and “The Issuing Entity—Conservatorship and Receivership; Bankruptcy.”

It is not clear whether amendments ultimately will be adopted by the FASB, what form they will take and how they will be implemented if adopted, how regulatory authorities will respond, or how the issuing entity, the bank, or the depositor may be affected. Still, no assurance can be given that these amendments would not have an impact on the issuing entity, the bank, or the depositor or the notes issued by the issuing entity.

Receivables Performance
     The tables below contain performance information for the receivables in the trust portfolio for each of the periods shown. The composition of the trust portfolio is expected to change over time. The future performance of the receivables in the trust portfolio may be different from the historical performance set forth below.
     All data set forth in the tables below is reported on a collected basis, except that data for some acquired portfolios is reported on a billed basis for the period before the bank acquired them. Average principal receivables outstanding is the average of the principal receivables balances at the beginning of each month in the period indicated. Fees include late fees and return check fees.
Delinquency and Loss Experience
     The following tables set forth the aggregate delinquency and loss experience for cardholder payments on the credit card accounts in the trust portfolio for each of the dates or periods shown.
     We cannot assure you that the future delinquency and loss experience for the receivables will be similar to the historical experience set forth below.
Receivables Delinquency Experience
Trust Portfolio
(Dollars in Thousands)

	April		December 31,
	2008		2007		2006		2005		2004		2003
		Percentage		Percentage		Percentage		Percentage		Percentage		Percentage
		of Total		of Total		of Total		of Total		of Total		of Total
	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal	Principal
	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables	Receivables

Receivables Outstanding	$3,103,626		$3,403,175		$3,516,744		$3,203,950		$3,112,176		$2,543,851
Receivables Delinquent:
31-60 Days	47,834	1.54%	56,481	1.66%	51,238	1.46%	50,970	1.59%	49,606	1.59%	46,930	1.85%
61-90 Days	33,243	1.07%	38,161	1.12%	33,562	0.95%	30,860	0.96%	31,114	1.00%	28,741	1.13%
91-120 Days	27,381	0.88%	30,363	0.89%	27,412	0.78%	23,967	0.75%	25,013	0.80%	22,137	0.87%
121-150 Days	23,642	0.76%	25,507	0.75%	23,802	0.68%	19,301	0.60%	21,608	0.69%	18,024	0.71%
151 or More Days	21,349	0.69%	22,134	0.65%	20,115	0.57%	16,635	0.52%	18,804	0.60%	15,852	0.62%

Total	$153,449	4.94%	$172,646	5.07%	$156,129	4.44%	$141,733	4.42%	$146,145	4.70%	$131,684	5.18%

Account Delinquency Experience
Trust Portfolio

	April		December 31,
	2008		2007		2006		2005		2004		2003
		Percentage		Percentage		Percentage		Percentage		Percentage		Percentage
	Total	of Total	Total	of Total	Total	of Total	Total	of Total	Total	of Total	Total	of Total
	Active	Principal	Active	Principal	Active	Principal	Active	Principal	Active	Principal	Active	Principal
	Accounts	Receivables	Accounts	Receivables	Accounts	Receivables	Accounts	Receivables	Accounts	Receivables	Accounts	Receivables

Total Active Accounts[1]	8,870,304		10,297,868		11,247,868		10,544,946		10,627,146		9,802,948
Accounts Delinquent:[1]
31-60 Days	131,767	1.49%	157,711	1.53%	155,538	1.38%	156,776	1.49%	156,150	1.47%	152,761	1.56%
61-90 Days	81,234	0.92%	93,875	0.91%	88,777	0.79%	87,089	0.83%	88,521	0.83%	85,379	0.87%
91-120 Days	62,743	0.71%	75,925	0.74%	70,238	0.62%	66,535	0.63%	70,093	0.66%	64,441	0.66%
121-150 Days	53,780	0.61%	62,980	0.61%	60,407	0.54%	53,312	0.51%	59,050	0.56%	51,841	0.53%
151 or More Days	49,435	0.56%	53,406	0.52%	50,741	0.45%	45,238	0.43%	51,115	0.48%	45,238	0.46%

Total	378,959	4.27%	443,897	4.31%	425,701	3.78%	408,950	3.88%	424,929	4.00%	399,660	4.08%

[1]	Excludes Zero Balance Accounts
Loss Experience
Trust Portfolio
(Dollars in Thousands)

	4 Calendar
	Months Ended
	April 30,	Fiscal Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Average Receivables Outstanding	$3,201,692	$3,266,139	$3,050,272	$2,892,769	$2,664,932	$2,291,066
Gross Charge Offs[1]	96,427	252,426	205,667	254,449	247,420	221,781
Recoveries[2]	28,808	77,017	64,958	65,104	59,525	51,600
Net Charge Offs [3]	67,619	175,409	140,709	189,345	187,895	170,181
Net Charge-Offs as a percentage of Average Receivables Outstanding (annualized)	6.34%	5.37%	4.61%	6.55%	7.05%	7.43%

[1]	Gross Charge Offs includes gross charge offs of principal receivables.

[2]	Recoveries includes recoveries of principal and finance charge receivables and fees.

[3]	Net Charge Offs equal Gross Charge Offs minus Recoveries.

Revenue Experience
     The gross revenues from finance charges and fees related to accounts in the trust portfolio for each of the periods shown are set forth in the following table. The figures reflected in the following table represent balances before deductions for charge-offs, returned merchandise, and customer disputes or other expenses and reductions due to fraud.
Revenue Experience
Trust Portfolio
(Dollars in Thousands)

	4 Calendar
	Months Ended
	April 30,	Fiscal Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Average Receivables Outstanding	$3,201,692	$3,266,139	$3,050,272	$2,892,769	$2,664,932	$2,291,066
Total Finance Charges and Fees	296,662	892,084	818,928	728,142	670,096	578,769
Total Finance Charges and Fees as a percentage of Average Receivables Outstanding (annualized)	27.80%	27.31%	26.85%	25.17%	25.14%	25.26%
The Trust Portfolio
     The receivables to be conveyed to the trust have been or will be generated from transactions made by holders of credit card accounts included in the trust portfolio. A description of the bank’s credit card business is contained in the accompanying prospectus under the heading “Sponsor — Private Label Credit Card Activities.”
     As of the end of the day on April 30, 2008:
•	The receivables in the trust portfolio included $3,103,626,366 of principal receivables and $101,494,735 of finance charge receivables.

•	The accounts designated for the trust portfolio had an average principal receivables balance per active account of $361 and an average credit limit of $992.

•	The percentage of the aggregate principal receivables balance to the aggregate total credit limit was 6.3%.

•	The average age of the accounts was approximately 42 months.

•	The percentage of the accounts in the trust portfolio for which cardholders made minimum payments as of their respective latest statement date, in each case based on the prior month statement minimum payment, was 13.04%.

•	The percentage of the accounts in the trust portfolio for which cardholders made full payments as of their respective latest statement date, in each case based on the prior month statement outstanding balance, was 11.87%.
     The following tables summarize the trust portfolio by various criteria as of the end of business on April 30, 2008. Please note that percentages presented in the tables in this section may not add to 100.00% due to rounding. Because the future composition of the trust portfolio will change over time, these tables are not indicative of the composition of the trust portfolio at any subsequent time.
     The table immediately below sets forth the number of fixed and floating rate credit cards and the associated principal amounts contained in the trust portfolio as of April 30, 2008.

     Our variable rate credit cards represent APRs indexed to a benchmark rate plus various spread levels. In many cases, this effective APR is subject to a minimum rate. Total Variable represents those effective APRs that are not subject to a minimum rate as of April 30, 2008. All of our variable rate credit cards are subject to a maximum rate.
Distribution of Trust Portfolio
by Fixed/Floating APR
(Dollars in Millions; Accounts in Thousands)

				Percentage of
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivables
	Accounts	Accounts	Outstanding	Outstanding
Total Fixed[1]	25,897	41.46%	$721	23.23%
Total Variable with Floor	32,566	52.14%	$2,223	71.62%
Total Variable	3,998	6.40%	$160	5.15%

Total	62,461	100.00%	$3,104	100.00%

[1]	In the majority of instances, the annual fixed finance charge rate is currently 22.80%.
Composition by Retailer Type
Trust Portfolio1

Retailer Type	Percentage of Principal Receivables Outstanding
Soft goods	73.01%
Furniture	17.84%
Jewelry	3.12%
Other	6.03%

[1]	The credit card programs, or group of credit card programs for affiliated companies of the Limited Brands, including each of its affiliates as of April 30, 2008, accounted for approximately 20% of the principal receivables in the trust portfolio. The group of credit card programs for affiliated companies of Redcats USA, Inc. (formerly Brylane), including each of its affiliates as of April 30, 2008, accounted for more than 15% of the principal receivables in the trust portfolio. As of that date there were 28 other active credit card programs included in the trust portfolio.
Composition by Account Balance
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Account Balance Range	Accounts	Accounts	Outstanding	Outstanding
Credit Balance	247,289	0.40%	$(8,546,115)	(0.28)%
No Balance	53,590,794	85.80%	—	0.00%
$0.01 - $50.00	1,449,445	2.32%	40,875,997	1.32%
$50.01 - $100.00	1,405,573	2.25%	104,117,575	3.35%
$100.01 - $150.00	978,285	1.57%	121,351,396	3.91%
$150.01 - $250.00	1,331,365	2.13%	261,654,454	8.43%
$250.01 - $350.00	828,241	1.33%	245,637,327	7.91%
$350.01 - $500.00	791,955	1.27%	332,614,469	10.72%
$500.01 - $1,000.00	1,159,481	1.86%	814,612,142	26.25%
$1,000.01 - $1,500.00	366,645	0.59%	444,142,007	14.31%
$1,500.01 or more	312,025	0.50%	747,167,114	24.07%

Total	62,461,098	100.00%	$3,103,626,366	100.00%

Composition by Credit Limit
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Credit Limit Range	Accounts	Accounts	Outstanding	Outstanding
$0	11,699,025	18.73%	$259,440,671	8.36%
$0.01 - $100.00	945,938	1.51%	8,322,474	0.27%
$100.01 - $250.00	3,125,836	5.00%	67,632,877	2.18%
$250.01 - $350.00	2,548,703	4.08%	58,437,473	1.88%
$350.01 - $500.00	7,600,783	12.17%	110,433,880	3.56%
$500.01 - $750.00	8,591,323	13.75%	216,346,059	6.97%
$750.01 - $1,000.00	14,548,267	23.29%	395,164,303	12.73%
$1,000.01 - $1,250.00	3,445,447	5.52%	349,084,544	11.25%
$1,250.01 - $1,500.00	2,948,799	4.72%	313,403,161	10.10%
$1,500.01 - $2,000.00	2,660,638	4.26%	425,330,670	13.70%
$2,000.01 - $2,500.00	1,251,607	2.00%	231,921,686	7.47%
$2,500.01 or more	3,094,732	4.95%	668,108,568	21.53%

Total	62,461,098	100.00%	$3,103,626,366	100.00%
Composition by Account Age
Trust Portfolio

				Percent
		Percentage	Principal	Principal
	Number of	of Number of	Receivables	Receivable
Age	Accounts	Accounts	Outstanding	Outstanding
Not More than 12 Months	6,015,729	9.63%	$662,172,196	21.34%
Over 12 Months to 24 Months	6,166,946	9.87%	434,261,981	13.99%
Over 24 Months to 36 Months	5,874,482	9.41%	336,786,916	10.85%
Over 36 Months to 48 Months	4,985,705	7.98%	272,947,505	8.79%
Over 48 Months to 60 Months	4,832,819	7.74%	231,253,994	7.45%
Over 60 Months	34,585,417	55.37%	1,166,203,774	37.58%

Total	62,461,098	100.00%	$3,103,626,366	100.00%
     Cardholders whose accounts are designated for the trust portfolio had billing addresses in all 50 states and the District of Columbia except for 0.78% of the principal receivables balance for the trust for which cardholders had billing addresses located outside of the United States or the District of Columbia. Except for the 7 states listed below, no state accounted for more than 5% of the number of accounts or 5% of the total receivables balances as of April 30, 2008.
Composition by Billing Address
Trust Portfolio

		Percentage of
	Percentage of	Principal
	Number of	Receivables
State	Accounts	Outstanding
California	8.47%	7.40%
New York	8.17%	7.61%
Texas	7.71%	10.20%
Florida	5.41%	6.09%
Pennsylvania	5.05%	5.33%
Ohio	5.62%	5.54%
Illinois	5.15%	7.89%
     As described under “The Sponsor — Underwriting Process” in the accompanying prospectus, the bank uses proprietary scoring models developed for the bank for purposes of monitoring obligor credit quality. The bank’s proprietary scoring model is used as a tool in the underwriting process and for making credit decisions. The proprietary scoring model is based on historical data and requires the bank to make various assumptions about future performance. As a result, the bank’s proprietary model is not intended, and should not be relied upon, to forecast actual future performance.
     Information regarding customer performance is factored into these proprietary scoring models to determine the probability of an account becoming 90 or more days past due at any time within the next 12 months. Obligor credit quality is monitored at least monthly during the life of an account. The information in the table below is based on the most recent information available for each account in the trust portfolio. Because the future composition of the trust portfolio will change over time, obligor credit quality as shown in the table below is not indicative of obligor credit quality for the trust portfolio at any subsequent time. In addition, the bank’s assessment of obligor credit quality may change over time depending on the conduct of the cardholder and changes in the proprietary scoring models used by the bank.
Composition by Obligor Credit Quality
Trust Portfolio

		Percentage of
Probability of an Account Becoming 90 or More	Total	Total
Days Past Due or Becoming Charged-off	Receivables	Receivables
(within the next 12 months)	Outstanding	Outstanding
No Score	$52,150,535	1.68%
12.6% and higher	$651,507,722	20.99%
3.7% - 12.6%	$1,191,038,547	38.38%
1.9% - 3.7%	$739,574,815	23.83%
Lower than 1.9%	$469,354,747	15.12%

Total	$3,103,626,366	100.00%
Static Pool Information
     Static pool information regarding the performance of the receivables in the trust portfolio is provided in Annex II to this prospectus supplement, which forms an integral part of this prospectus supplement. All static pool information regarding the performance of those receivables in Annex II for periods prior to January 1, 2006 will not form a part of this prospectus supplement, the accompanying prospectus or the registration statement relating to the notes. Static pool information for periods prior to January 1, 2006 is not available and cannot be obtained without unreasonable expense or effort.
Maturity Considerations
     Series 2008-A will always be in one of three periods — the revolving period, the controlled accumulation period or the early amortization period. Unless an early amortization event occurs, the Series 2008-A notes will not receive payments of principal until the expected principal payment date for the Series 2008-A notes. The expected principal payment date for the Series 2008-A notes will be the August 2010 distribution date. We expect the issuing entity to have sufficient funds to pay the full principal amount of the Series 2008-A notes on the expected principal payment date. However, if an early amortization event occurs, principal payments for any class may begin prior to the expected principal payment date.
Controlled Accumulation Period
     During the controlled accumulation period, principal allocated to the Series 2008-A noteholders will accumulate in the principal accumulation account in an amount calculated to pay the Series 2008-A notes in full on their expected principal payment date. We expect, but cannot assure you, that the amounts available in the principal accumulation account on the expected principal payment date for the Series 2008-A notes will be sufficient to pay in full the outstanding principal amount of the Series 2008-A notes. If there are not sufficient funds on deposit in the principal accumulation account to pay the Series 2008-A notes in full on their expected principal payment date, an early amortization event will occur and the early amortization period will begin.

Early Amortization Period
     If an early amortization event occurs during either the revolving period or the controlled accumulation period, the early amortization period will begin. If an early amortization event occurs during the controlled accumulation period, on the next distribution date any amount on deposit in the principal accumulation account will be paid:
•	first to Class A noteholders, up to the outstanding principal amount of the Class A notes;

•	second to Class M noteholders, up to the outstanding principal amount of the Class M notes;

•	third to Class B noteholders, up to the outstanding principal amount of the Class B notes; and

•	fourth to Class C noteholders, up to the outstanding principal amount of the Class C notes.
     In addition, if the outstanding principal amount of the notes has not been paid in full, the issuing entity will continue to pay principal in the priority noted above to the noteholders on each distribution date during the early amortization period until the Series 2008-A final maturity date, which is the June 2014 distribution date. No principal will be paid on the Class M notes until the Class A notes have been paid in full and no principal will be paid on the Class B notes until the Class A and Class M notes have been paid in full. Except as described under “Description of Series Provisions — Spread Account,” no principal will be paid on the Class C notes until the Class A, the Class M and Class B notes have been paid in full.
Payment Rates
     The payment rate on the receivables is the most important factor that will determine the size of principal payments during an early amortization period and whether the issuing entity has funds available to repay the notes on the expected principal payment date. The following Cardholder Monthly Payment Rates table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts during any month in the periods shown and the average cardholder monthly payment rates for all months in the periods shown, in each case calculated as a percentage of average total receivables for each month during the periods shown. Payment rates shown in the table are based on amounts that would be deemed payments of principal receivables and finance charge receivables with respect to the accounts.
     Although we have provided historical data concerning the payment rates on the receivables, because of the factors described in the accompanying prospectus under “Risk Factors,” we cannot provide you with any assurance that the levels and timing of payments on receivables in the trust portfolio from time to time will be similar to the historical experience described in the following table or that deposits into the principal accumulation account or the distribution account, as applicable, will be in accordance with the applicable controlled accumulation amount. The servicer may shorten the controlled accumulation period and, in that event, we cannot provide any assurance that there will be sufficient time to accumulate all amounts necessary to pay the outstanding principal amounts of the Series 2008-A notes on the expected principal payment date.

Cardholder Monthly Payment Rates
Trust Portfolio

	4 Calendar
	Months
	Ended
	April 30,	Fiscal Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Lowest Month	16.71%	16.09%	16.31%	16.76%	17.16%	17.45%
Highest Month	18.93%	20.24%	20.57%	20.14%	20.54%	21.12%
Monthly Average	17.86%	18.09%	18.51%	18.23%	18.56%	18.58%
     We cannot assure you that the cardholder monthly payment rates in the future will be similar to the historical experience set forth above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.
Reduced Principal Allocations
     We may request a reduction to the allocation percentage used to determine your series’ share of principal collections. However, the reduction will only be permitted upon satisfying the following conditions:
•	written notice delivered to the indenture trustee and the servicer;

•	each rating agency confirms that the reduction will not impair its rating of the Series 2008-A notes; and

•	we certify that in our reasonable belief, the reduction will not cause an early amortization event with respect to Series 2008-A.
Description of Series Provisions
     We have summarized the material terms of the Series 2008-A notes below and under “Description of the Notes” in the accompanying prospectus.
General
     The Class A notes, the Class M notes, the Class B notes and the Class C notes comprise the Series 2008-A notes and will be issued under the indenture, as supplemented by the Series 2008-A indenture supplement, in each case between the issuing entity and the indenture trustee.
     The Series 2008-A notes will be issued in denominations of $1,000 or any integral multiples of $1,000 in excess thereof. The Series 2008-A notes will be available in book-entry form, registered in the name of Cede & Co., as nominee of DTC, except for the Class C notes purchased by an affiliate of the depositor, which will be represented by definitive notes. See “Description of the Notes — General,” “ — Book-Entry Registration” and “ — Definitive Notes” in the accompanying prospectus. Payments of interest and principal will be made on each distribution date on which those amounts are due to the noteholders in whose names the Series 2008-A notes were registered on the related record date, which will be the last day of the monthly period preceding that distribution date.
Collateral Amount
     The Series 2008-A notes are secured by collateral consisting of an interest in the receivables. At any time, the amount of the collateral for the Series 2008-A notes, which we call the collateral amount, is calculated as follows:
•	the initial collateral amount of the Series 2008-A notes, minus

•	all previous principal payments made on your series (other than principal payments made from funds on deposit in a spread account maintained for the benefit of the Class C notes) and the balance held in the principal accumulation account for such payments, minus

•	all unreimbursed reductions to the collateral amount as a result of defaulted receivables or uncovered dilution allocated to your series or reallocations of principal collections to cover interest, net swap payments or the servicing fee for your series.
     The collateral amount cannot be less than zero.
Allocation Percentages
     The servicer will allocate among your series, other series of notes issued and outstanding, outstanding series of investor certificates issued by World Financial Network Credit Card Master Trust and our unpledged interest in the trust the following items: collections of finance charge receivables and principal receivables; defaulted receivables; and any dilution amounts that are not offset by our interest in the trust or reimbursed by us. On any day, the allocation percentage for your series will be the percentage equivalent — which may not exceed 100% — of a fraction:
•	the numerator of which is:
•	for purposes of allocating finance charge collections and defaulted receivables at all times and principal collections during the revolving period, equal to the collateral amount as measured at the end of the prior monthly period (or, in the case of the month during which the closing date occurs, on the closing date) after taking into account any deposits to be made to the principal accumulation account and any reductions to be made to the collateral amount on account of principal payments on the distribution date for the current monthly period; and

•	for purposes of allocating principal collections during the controlled accumulation period and the early amortization period, equal to the collateral amount as of the end of the revolving period unless the numerator is reset as described below; and
•	the denominator of which is the greater of:
•	the total amount of principal receivables in the trust measured as of a specified date; and

•	the sum of the numerators used to calculate the applicable allocation percentages for all series of notes or investor certificates outstanding as of the date of determination.
     As discussed in “Maturity Considerations — Reduced Principal Allocations” in this prospectus supplement, we may, by written notice delivered to the indenture trustee and the servicer, designate a reduced numerator for allocating principal collections to your series.
     The denominator referred to above will initially be set as of the closing date. The denominator will be reset for purposes of allocating principal collections, finance charge collections and defaulted receivables at all times as follows:
•	at the end of each monthly period;

•	on each date on which supplemental accounts are added to the trust;

•	on each date on which accounts are removed from the trust in an aggregate amount approximately equal to the collateral amount of any series that has been paid in full;

•	on each date on which there is an increase in the outstanding balance of any variable interest issued by the trust; and

•	on each date on which a new series of notes, or a class of notes relating to a multiple issuance series, is issued.
Interest Payments
     Each interest period will begin on and include a distribution date and end on but exclude the next distribution date. However, the first interest period will begin on and include the closing date.
     Each of the Class A, Class M and Class B notes will accrue interest during each interest period based on the outstanding principal amount of such class as of the last day of the monthly period preceding the related distribution date (or in the case of the initial distribution date, as of the closing date) at a rate of LIBOR for that interest period plus an additional percentage per year specified below:

Class A	3.00%
Class M	5.00%
Class B	7.50%
     The Class C notes will accrue interest during each interest period based on the outstanding principal amount of such class as of the last day of the monthly period preceding the related distribution date (or in the case of the initial distribution date, as of the closing date) at a rate equal to the per annum rate of 11.50%.
     For purposes of determining the floating interest rates applicable to each interest period, LIBOR will be determined two London business days before that interest period begins.
     For each date of determination (other than the date of determination for the first interest period), LIBOR will equal the rate for deposits in United States dollars for a one-month period which appears on the Reuters Screen LIBOR01 Page (or such page as may replace that page in that service for the purpose of displaying comparable rates or prices) as of 11:00 a.m., London time, on that date. If that rate does not appear on such page, the rate for that date will be determined based on the rates at which deposits in United States dollars are offered by four major banks, selected by the servicer, at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period. The indenture trustee will request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the servicer, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a one-month period.
     LIBOR for the first interest period will be determined by straight-line interpolation, based on the actual number of days in the period from the closing date to but excluding October 15, 2008, between two rates determined in accordance with the preceding paragraph, one of which will be determined for a maturity of one month and one of which will be determined for a maturity of two months.
     The interest rates applicable to the then current and immediately preceding interest period may be obtained by telephoning the indenture trustee at its corporate trust office at (312) 827-8500.
     Interest on any class of the Class A, Class M and Class B notes will be calculated on the basis of the actual number of days in the related interest period and a 360-day year. Interest on the Class C notes will be calculated based on a 360-day year of twelve 30-day months.
     If the issuing entity does not pay interest as calculated above to any class when due on a distribution date, the amount not paid will be due on the next distribution date, together with interest on the overdue amount of regular monthly interest at 2% plus the interest rate payable on the notes for the applicable class.

Interest Rate Swaps
     To hedge the issuing entity’s interest payment obligations, the issuing entity will enter into an interest rate swap for each of the Class A, Class M and Class B notes, each covering the period from the closing date through the final maturity date. Each interest rate swap will be documented under a 1992 ISDA Master Agreement (Multicurrency — Cross Border) and a Confirmation, Schedule and Credit Support Annex thereto, each as modified to reflect the terms of the related class of notes.
     The notional amounts of the Class A, Class M and Class B interest rate swaps for each interest period will be equal to the outstanding principal amount of each of the Class A, Class M and Class B notes, respectively, in each case as of the end of the first day of the related interest period. Under each swap, if one-month LIBOR exceeds a specified fixed rate, the issuing entity will receive payments from the swap counterparty equal to:

rate	x	principal amount of Class A, M or B notes	x	days in interest period
differential		as applicable		360
where the rate differential equals one-month LIBOR minus the specified fixed rate. Alternatively, if one-month LIBOR is less than the applicable specified fixed rate, the issuing entity will be required to make a payment to the swap counterparty equal to the result of the equation shown above, where the rate differential equals the specified fixed rate minus one-month LIBOR. The specified fixed rate for the Class A interest rate swap is 3.275% per year. The specified fixed rate for the Class M interest rate swap is 3.275% per year. The specified fixed rate for the Class B interest rate swap is 3.275% per year.
     Any net amounts received by the issuing entity under the interest rate swaps will be treated as collections of finance charge receivables. Any net amounts payable by the issuing entity under the Class A interest rate swap will be paid from finance charge collections at the same priority as interest payable to the Class A noteholders, on a pari passu basis based on the respective amounts of interest and net swap payments, as applicable, owing to the Class A noteholders and the swap counterparty with respect to the Class A interest rate swap. Any net amounts payable by the issuing entity under the Class M interest rate swap will be paid from finance charge collections at the same priority as interest payable to the Class M noteholders, on a pari passu basis based on the respective amounts of interest and net swap payments, as applicable, owing to the Class M noteholders and the swap counterparty with respect to the Class M interest rate swap. Any net amounts payable by the issuing entity under the Class B interest rate swap will be paid from the finance charge collections at the same priority as interest payable to the Class B noteholders, on a pari passu basis based on the respective amounts of interest and net swap payments, as applicable, owing to the Class B noteholders and the swap counterparty with respect to the Class B interest rate swap.
     Each of the interest rate swaps may terminate, whether or not the notes have been paid in full prior to such termination, upon the occurrence of any event of default or termination event specified in the related interest rate swap agreement. Upon the occurrence of any event of default specified in an interest rate swap agreement, the non-defaulting party may elect to terminate such interest rate swap agreement. Events of default under the interest rate swap agreements include:
•	failure to make a payment due under the interest rate swap agreement within the applicable grace period;

•	the occurrence of certain bankruptcy and insolvency events with respect to the issuing entity, the swap counterparty or a credit support provider to the interest rate swap counterparty;

•	a default, event of default or other similar condition or event by the interest rate swap counterparty or a credit support provider to the interest rate swap counterparty under any debt obligation owed by the interest rate swap counterparty or such credit support provider arising from a payment default or other event that results in the acceleration of such debt obligation or causes such debt obligation to become capable of being accelerated, if the amount of such payment default or accelerated debt meets the specified threshold amount, subject to applicable cure periods;

•	failure by the interest rate swap counterparty to comply with certain other obligations under the interest rate swap agreement or breach by the interest rate swap counterparty of certain representations in the interest rate swap agreement, in each case subject to applicable cure periods;

•	failure by the interest rate swap counterparty or any credit support provider to the interest rate swap counterparty to comply with certain obligations or to perform certain agreements in accordance with the credit support document, subject to applicable cure periods;

•	the expiration or termination of the credit support document or the failing or ceasing of the credit support document to be in full force and effect prior to the satisfaction of all obligations of the interest rate swap counterparty under each transaction to which the credit support document relates without the written consent of the issuing entity;

•	the interest rate swap counterparty or the credit support provider to the interest rate swap counterparty disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the credit support document; and

•	a merger or transfer by the interest rate swap counterparty or a credit support provider to the interest rate swap counterparty of all or substantially all of its assets to another entity and the surviving entity fails to assume the interest rate swap agreement or the credit support document.
     The interest rate swaps may also be terminated upon the occurrence of a termination event. These termination events include:
•	illegality on the part of the issuing entity or an interest rate swap counterparty to be a party to the related interest rate swap agreement;

•	noncompliance by an interest rate swap counterparty with certain obligations under a disclosure agreement pursuant to which the interest rate swap counterparty may be required to deliver to the issuing entity specified financial and other information regarding the interest rate swap counterparty to enable the depositor and the issuing entity to comply with their reporting obligations to the SEC;

•	noncompliance by an interest rate swap counterparty with certain obligations after its ratings downgrade;

•	certain tax consequences arising from administrative or judicial procedures, changes in tax law or certain mergers and asset transfers;

•	failure to obtain an interest rate swap counterparty’s consent for an amendment to the indenture supplement if the interest rate swap counterparty’s consent is required under the provisions of the indenture supplement;

•	acceleration of the notes following the occurrence of an “event of default” under the indenture and the commencement of the sale or liquidation of the collateral under the indenture;

•	notice by the servicer of its intention to exercise its option to redeem the notes pursuant to the indenture supplement; and

•	certain other events specified in the interest rate swap agreements.
     The issuing entity can only enter into and maintain interest rate swaps with counterparties that have debt ratings consistent with the standards of the rating agencies for the notes. If the ratings of a swap counterparty are reduced below certain levels established by the rating agencies rating the notes, that swap counterparty will be required to assign its rights and obligations under the applicable interest rate swap to a replacement swap counterparty, post collateral or make other arrangements satisfactory to the rating agencies within certain grace periods. The failure to replace a terminated interest rate swap within ten business days, or the failure of a swap counterparty to make a required payment for five business days after a payment is due, will cause an early amortization event and commencement of the early amortization period. See “Risk Factors — Default by a swap counterparty or termination of the Class A, Class M or Class B interest rate swap could reduce or delay payments and may cause commencement of an early amortization period or a reduction in the ratings of the notes” in this prospectus supplement for a discussion of potential adverse consequences if a swap counterparty defaults on its obligations or is downgraded, or another termination event occurs under an interest rate swap.
Interest Rate Swap Counterparty
     Barclays Bank PLC is the interest rate swap counterparty for each of the Class A, Class M and Class B interest rate swaps.
     Barclays Bank PLC is a public limited company registered in England and Wales under number 1026167. The liability of the members of Barclays Bank PLC is limited. It has its registered head office at 1 Churchill Place, London, E14 5HP. Barclays Bank PLC was incorporated on 7 August 1925 under the Colonial Bank Act 1925 and on 4 October 1971 was registered as a company limited by shares under the Companies Act 1948 to 1967. Pursuant to The Barclays Bank Act 1984, on 1 January 1985, Barclays Bank was re-registered as a public limited company and its name was changed from “Barclays Bank International Limited” to “Barclays Bank PLC”.
     Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalisation.
     The short term unsecured obligations of Barclays Bank PLC are rated A-1+ by Standard & Poor’s, P-1 by Moody’s and F1+ by Fitch Ratings Limited and the long-term obligations of Barclays Bank PLC are rated AA by Standard & Poor’s, Aa1 by Moody’s and AA by Fitch Ratings Limited.
Principal Payments
     During the revolving period, no principal payments will be made on your notes. During the controlled accumulation period and the early amortization period, deposits to the principal accumulation account and principal payments on the Series 2008-A notes will be made on each distribution date from the following sources:
(a)	principal collections allocated to your series based on your allocation percentage and retained in the collection account during the prior monthly period, less any amounts required to be reallocated to cover interest payments on the Class A, Class M and Class B notes, net swap payments due from the issuing entity or servicing fee payments; plus

(b)	any finance charge collections or other amounts required to be treated as principal collections in order to cover the share of defaulted receivables and uncovered dilution amounts allocated to your series or to reinstate prior reductions to the collateral amount; plus

(c)	any principal collections from other series that are shared with your series.
Controlled Accumulation Period
     The controlled accumulation period is scheduled to commence on August 1, 2009. However, the servicer may extend the revolving period and postpone the controlled accumulation period, subject to the conditions described under “Description of the Notes — Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus. The servicer may postpone the controlled accumulation period only if the number of months needed to fund the principal accumulation account to pay the Class A, Class M, Class B and Class C notes on the expected principal payment date is less than 12 months. In no event will the servicer postpone the beginning of the controlled accumulation period to later than July 1, 2010.
     The controlled accumulation period may also be suspended, subject to the conditions described under “Description of the Notes — Suspension and Postponement of Controlled Accumulation Period” in the accompanying prospectus.
     On each distribution date relating to the controlled accumulation period prior to the expected principal payment date, the indenture trustee will deposit in the principal accumulation account an amount equal to the least of:
(1)	funds available for this purpose for your series with respect to that distribution date;

(2)	$6,012,667 or, if the commencement of the controlled accumulation is postponed, any higher deposit amount as the servicer may determine is necessary to fully fund the principal accumulation account, plus any amounts required to be deposited to the principal accumulation account on prior distribution dates that have not yet been deposited;

(3)	an amount equal to the outstanding principal amount of the Series 2008-A notes, minus the amount on deposit in the principal accumulation account prior to any deposits on that date; and

(4)	the collateral amount.
     If the early amortization period has not commenced, on the expected principal payment date for the Series 2008-A notes, amounts in the principal accumulation account will be paid first to the Class A noteholders until the Class A notes are paid in full, second to the Class M noteholders until the Class M notes are paid in full, third to the Class B noteholders until the Class B notes are paid in full and fourth to the Class C noteholders until the Class C notes are paid in full.
     During the controlled accumulation period, the portion of funds available but not required to be deposited in the principal accumulation account on a distribution date will be made available to investors in other series as shared principal collections.
Early Amortization Period
     On each distribution date relating to the early amortization period, the Class A noteholders will be entitled to receive funds available for principal payments for Series 2008-A for the related monthly period in an amount up to the outstanding principal amount of the Class A notes.
     After payment in full of the outstanding principal amount of the Class A notes, the Class M noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2008-A for the related monthly period in an amount up to the outstanding principal amount of the Class M notes.
     After payment in full of the outstanding principal amount of the Class A notes and the Class M notes, the Class B noteholders will be entitled to receive, on each distribution date relating to the early amortization period, the remaining available funds for Series 2008-A for the related monthly period in an amount up to the outstanding principal amount of the Class B notes.
     After payment in full of the outstanding principal amount of the Class A notes, the Class M notes and the Class B notes, the Class C noteholders will be entitled to receive on each distribution date relating to the early amortization period, the remaining available funds for Series 2008-A for the related monthly period in an amount up to the outstanding principal amount of the Class C notes.

     See “ — Early Amortization Events” below for a discussion of events that might lead to the commencement of the early amortization period.
Subordination
     The Class M notes are subordinated to the Class A notes. The Class B notes are subordinated to the Class A notes and the Class M notes. The Class C notes are subordinated to the Class A notes, the Class M notes and the Class B notes. Interest payments will be made on the Class A notes prior to being made on the Class M notes, the Class B notes and the Class C notes. Interest payments will be made on the Class M notes prior to being made on the Class B notes and the Class C notes. Interest payments will be made on the Class B notes prior to being made on the Class C notes.
     Principal payments on the Class M notes will not begin until the Class A notes have been paid in full. Principal payments on the Class B notes will not begin until the Class A notes and the Class M notes have been paid in full. Except as described under “Description of Series Provisions — Spread Account,” principal payments on the Class C notes will not begin until the Class A notes, the Class M notes and the Class B notes have been paid in full.
     The collateral amount for your series will be reduced as the collateral is applied for the benefit of your series, for instance as principal payments are made on your series (other than principal payments made from funds on deposit in the spread account maintained for the benefit of the Class C notes). In addition, the collateral amount can be applied for the benefit of your series in two other ways:
•	by reallocating principal collections to make Class A, Class M and Class B interest payments and to pay net swap payments due from the issuing entity and the servicing fee for your series, when finance charge collections are not sufficient to make these payments; and

•	to absorb your series’ share of defaulted receivables and any uncovered dilution amounts, when finance charge collections are not sufficient to cover these amounts.
     If the total amount of these latter two types of reductions exceeds the principal amount of the Class C notes, then the Class B notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class B and Class C notes, then the Class M notes may not be repaid in full. If the total exceeds the sum of principal amounts of the Class C, Class B and Class M notes, then the Class A notes may not be repaid in full.
     If receivables are sold after an event of default, the net proceeds of that sale would be paid first to the Class A notes, second to the Class M notes, third to the Class B notes and finally to the Class C notes, in each case until the outstanding principal amount of the specified class and all accrued and unpaid interest payable to that class have been paid in full.
Application of Finance Charge Collections
     We refer to your series’ share of finance charge collections, including net investment proceeds transferred from the principal accumulation account, net swap receipts, amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account) and any available excess finance charge collections from other series, collectively, as finance charge collections. On each distribution date, the servicer will direct the indenture trustee to apply your series’ share of finance charge collections for the prior month in the following order:
(1)	to pay, on a pari passu and pro rata basis based on the amounts owing under this clause (1) to the Class A noteholders and the swap counterparty with respect to the Class A notes, interest on the Class A notes, including any overdue interest and additional interest on the overdue interest, and any net swap payments due from the issuing entity under the Class A interest rate swap;

(2)	to pay, on a pari passu and pro rata basis based on the amounts owing under this clause (2) to the Class M noteholders and the swap counterparty with respect to the Class M notes, interest on the

Class M notes, including any overdue interest and additional interest on the overdue interest, and any net swap payments due from the issuing entity under the Class M interest rate swap;

(3)	to pay, on a pari passu and pro rata basis based on the amounts owing under this clause (3) to the Class B noteholders and the swap counterparty with respect to the Class B notes, interest on the Class B notes, including any overdue interest and additional interest on the overdue interest, and any net swap payments due from the issuing entity under the Class B interest rate swap;

(4)	to pay the servicing fee for your series for the prior monthly period and any overdue servicing fee (to the extent not retained by the servicer during the month);

(5)	to pay interest on the Class C notes, including any overdue interest and additional interest on the overdue interest;

(6)	an amount equal to your series’ share of the defaulted receivables and uncovered dilution, if any, for the related monthly period, will be treated as principal collections for the prior monthly period;

(7)	an amount equal to any previously unreimbursed reductions to the collateral amount on account of defaulted receivables, uncovered dilution or reallocations of principal collections will be treated as principal collections for the prior monthly period;

(8)	an amount equal to the excess, if any, of the required cash collateral amount over the amount then on deposit in the cash collateral account will be deposited into the cash collateral account;

(9)	on and after the reserve account funding date, an amount equal to the excess, if any, of the required reserve account amount over the amount then on deposit in the reserve account will be deposited into the reserve account;

(10)	an amount equal to the excess, if any, of the required spread account amount over the amount then on deposit in the spread account will be deposited into the spread account;

(11)	to make, on a pari passu basis based on the amounts owing to each swap counterparty with respect to the Series 2008-A notes, various payments and deposits relating to the interest rate swaps for the Class A, Class M and Class B notes;

(12)	to make any other payments required to be made from your series’ share of collections of finance charge receivables from time to time; and

(13)	all remaining amounts will constitute excess finance charge collections and will be available to cover any shortfalls in finance charge collections for other outstanding series in group one and the remaining amount will be paid to us or our assigns.
Reallocation of Principal Collections
     If your series’ share of finance charge collections plus any draw made on the cash collateral account are not sufficient to pay the aggregate amount of interest on the Class A, Class M and Class B notes, net swap payments due from the issuing entity and the servicing fee for your series, then principal collections will be reallocated to cover these amounts. Any reallocation of principal collections is a use of the collateral for your notes. Consequently, these uses will reduce the remaining collateral amount by a corresponding amount. The amount of principal collections that will be reallocated on any distribution date will not exceed the sum of:
•	the lower of:
•	the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class A notes and any net payments due from the issuing entity under the interest rate swap for the

Class A notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts; and

•	the greater of (1)(a) 21.0% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and (2) zero; plus
•	the lower of:
•	the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class M notes and any net payments due from the issuing entity under the interest rate swap for the Class M notes over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account that are available to cover these amounts;

•	and the greater of (1)(a) 17.25% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A notes and any net payments due under the interest rate swap for the Class A notes on the then-current distribution date and (2) zero; plus
•	the lower of:
•	the excess of the sum of the amounts needed to pay current, overdue and additional interest on the Class B notes, any net payments due from the issuing entity under the interest rate swap for the Class B notes and the current and past due servicing fee for your series over the amount of finance charge collections allocated to your series and amounts withdrawn from the cash collateral account and from the spread account that are available to cover these amounts; and

•	the greater of (1)(a) 12.5% of the initial collateral amount minus (b) the sum of (i) the amount of unreimbursed investor charge-offs after giving effect to investor charge-offs for the related monthly period and (ii) the amount of unreimbursed reallocated principal collections as of the previous distribution date and after giving effect to the reallocation of principal collections to make required interest payments for the Class A and Class M notes and any net payments due under the interest rate swaps for the Class A and Class M notes on the then-current distribution date and (2) zero.
Investor Charge-Offs
     For each charged-off account, the servicer will allocate a portion of the defaulted receivables in that account to your series in an amount equal to your series’ allocation percentage on the date the account is charged-off, multiplied by the amount of principal receivables in the charged-off account on that date. The allocation percentage is described under “ — Allocation Percentages” above. The defaulted receivables allocated to your series for any monthly period will equal the sum of all such amounts allocated to your series during that monthly period.
     Dilution will also be allocated to your series in the circumstances described in “The Servicer — Defaulted Receivables; Dilution; Investor Charge-Offs” in the accompanying prospectus. If dilution is allocated among series for any monthly period, your series’ share of dilution will equal:
(1)	dilution to be allocated to all series for that monthly period, times

(2)	a fraction,

•	the numerator of which is your series’ allocation percentage for purposes of allocating finance charge collections for that monthly period, as described under “ — Allocation Percentages” above, and

•	the denominator of which is the sum of the allocation percentages used by all outstanding series for purposes of allocating finance charge collections;
provided that, if the allocation percentage for finance charge collections has been reset during that monthly period, the fraction described in clause (2) above will be calculated on a weighted average basis for that monthly period.
     On each distribution date, if the sum of the defaulted receivables and any remaining uncovered dilution allocated to your series is greater than finance charge collections used to cover those amounts, then the collateral amount will be reduced by the amount of the excess. Any reductions in the collateral amount on account of defaulted receivables and uncovered dilution will be reinstated to the extent that finance charge collections are available for that purpose on any subsequent distribution date.
Sharing Provisions
     Your series is in group one for purposes of sharing excess finance charge collections. Your series will share excess finance charge collections with other series of notes in group one and other series of investor certificates in group one for World Financial Network Credit Card Master Trust. See “Description of the Notes — Shared Excess Finance Charge Collections” in the accompanying prospectus.
     Your series is a principal sharing series; however, your series will not be entitled to share excess principal collections from other series if your series is in an early amortization period. See “Description of the Notes — Shared Principal Collections” in the accompanying prospectus.
Principal Accumulation Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the principal accumulation account. During the controlled accumulation period, the indenture trustee at the direction of the servicer will make deposits to the principal accumulation account as described above under “ — Principal Payments” in this prospectus supplement.
     Funds on deposit in the principal accumulation account will be invested to the following distribution date by the indenture trustee at the direction of the servicer in highly rated liquid investments that meet the criteria described in the indenture supplement. Investment earnings, net of investment losses and expenses, on funds on deposit in the principal accumulation account will be deposited in the collection account and treated as finance charge collections available to your series for the related transfer date. If, for any distribution date on or prior to the expected principal payment date for the Series 2008-A notes, these net investment earnings are less than the sum of:
(a)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account, up to the outstanding principal amount of the Class A notes, and the denominator of which is equal to the outstanding principal amount of the Class A notes, in each case on the record date immediately preceding that distribution date and (2) the Class A monthly interest payment, plus any net swap payments payable by the issuing entity under the interest rate swap for the Class A notes, minus net swap receipts payable by the swap counterparty under the interest rate swap for the Class A notes, plus

(b)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the outstanding principal amount of the Class A notes, up to the outstanding principal amount of the Class M notes, in each case on the record date immediately preceding that distribution date and the denominator of which is equal to the outstanding principal amount of the Class M notes, on the record date immediately preceding that distribution date and (2) the Class M monthly interest payment, plus any net swap payments payable by the issuing entity under the Class M interest rate swap, minus net swap receipts payable by the swap counterparty under the Class M interest rate swap, plus
(c)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes and the Class M notes, up to the outstanding principal amount of the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class B notes, on the record date immediately preceding that distribution date and (2) the Class B monthly interest payment, plus any net swap payments payable by the issuing entity under the Class B interest rate swap, minus net swap receipts payable by the swap counterparty under the Class B interest rate swap, plus

(d)	the product of (1) a fraction the numerator of which is equal to the balance of the principal accumulation account in excess of the sum of the outstanding principal amounts of the Class A notes, the Class M notes and the Class B notes, in each case on the record date immediately preceding that distribution date, and the denominator of which is equal to the outstanding principal amount of the Class C notes, on the record date immediately preceding that distribution date and (2) the Class C monthly interest payment;
then the indenture trustee will withdraw the shortfall, to the extent required and available, from the reserve account and deposit it in the collection account for use as finance charge collections that are available to your series.
Cash Collateral Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the cash collateral account. We will deposit $2,886,080 into the cash collateral account, which amount represents 4.0% of the collateral amount on the closing date. The interest of the Class M noteholders in the cash collateral account will be subordinated to the interests of the Class A noteholders, and the interest of the Class B noteholders in the cash collateral account will be subordinated to the interests of the Class A and Class M noteholders, in each case as described in this prospectus supplement. The interest of the Class C noteholders in the cash collateral account will be subordinated to the interests of the Class A, Class M and Class B noteholders.
     On each distribution date prior to the termination of the cash collateral account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the cash collateral account to the extent the amount on deposit in the cash collateral account is less than the required cash collateral account amount.
     All amounts on deposit in the cash collateral account will be invested by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be treated as collections of finance charge receivables. For purposes of determining the availability of funds or the balance of the cash collateral account, all investment earnings will be deemed not to be available or on deposit.
     On the day before each distribution date — which we call a transfer date — the servicer will calculate the required draw amount and the required cash collateral amount for the related distribution date.
Required Draw Amount
     The required draw amount will equal the shortfall, if any, in the amount of finance charge collections available to cover the interest payable on the notes, net swap payments, servicing fees that are then due and your series share of defaulted receivables and any uncovered dilution. See “ — Application of Finance Charge Collections.”

     If the required draw amount is greater than zero, the indenture trustee will withdraw the required draw amount (to the extent available) from the cash collateral account and use the funds to cover the shortfall.
Required Cash Collateral Amount
     The required cash collateral amount will equal the greater of:
•	4.0% of the collateral amount, after taking into account deposits to the principal accumulation account on the related transfer date and payments to be made on the related distribution date; and

•	for any transfer date occurring on or after the commencement of the early amortization period, an amount equal to 4.0% of the collateral amount as of the close of business on the last day of the revolving period.
     However, the required cash collateral amount will never exceed the aggregate outstanding principal amount of the notes less any amounts on deposit in the principal accumulation account, each as of the last day of the monthly period preceding that transfer date after taking into account deposits into the principal accumulation account on that transfer date and the payments to be made on the related distribution date. Also, we may designate a lesser required cash collateral amount if each rating agency confirms that the designation will not impair its rating of your notes.
     If on any transfer date, the amount on deposit in the cash collateral account exceeds the required cash collateral amount, the indenture trustee will withdraw the excess amount from the cash collateral account, and the amount withdrawn will no longer be available as enhancement for your notes.
Reserve Account
     The indenture trustee will establish and maintain a segregated trust account held for the benefit of the noteholders to serve as the reserve account. The reserve account is established to assist with the distribution of interest on the notes during the controlled accumulation period and on the first distribution date with respect to the early amortization period. On each distribution date from and after the reserve account funding date, but prior to the termination of the reserve account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the reserve account to the extent the amount on deposit in the reserve account is less than the required reserve account amount.
     Unless each rating agency confirms that the postponement of the reserve account funding date will not impair its rating of the Series 2008-A notes, the reserve account funding date will be a date selected by the servicer that is not later than the distribution date with respect to the monthly period which commences three months prior to the commencement of the controlled accumulation period.
     The required reserve account amount for any distribution date on or after the reserve account funding date will be equal to (a) 0.50% of the outstanding principal amount of the Series 2008-A notes or (b) any other amount designated by us. We may only designate a lesser amount if each rating agency confirms that the designation will not impair its rating of any outstanding series or class and we will certify to the indenture trustee that, based on the facts known to the certifying officer at the time, in our reasonable belief, the designation will not cause an early amortization event to occur for Series 2008-A.
     On each distribution date, after giving effect to any deposit to be made to, and any withdrawal to be made from, the reserve account on that distribution date, the indenture trustee will withdraw from the reserve account an amount equal to the excess, if any, of the amount on deposit in the reserve account over the required reserve account amount, and the amount withdrawn will no longer be available as enhancement for your notes. Any amounts withdrawn from the reserve account and distributed to us or our assigns will not be available for distribution to the noteholders.

     All amounts on deposit in the reserve account on any distribution date — after giving effect to any deposits to, or withdrawals from, the reserve account to be made on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on these investments will be either retained in the reserve account to the extent the amount on deposit is less than the required reserve account amount or deposited in the collection account and treated as finance charge collections available to your series.
     On or before each distribution date with respect to the controlled accumulation period and on or before the first distribution date with respect to the early amortization period, the indenture trustee will withdraw from the reserve account and deposit in the collection account an amount equal to the lesser of:
(1)	the amount then on deposit in the reserve account with respect to that distribution date; and

(2)	the amount of the shortfall described under “ — Principal Accumulation Account” above.
     Amounts withdrawn from the reserve account as described in the immediately preceding paragraph on any distribution date will be included as finance charge collections available to your series for that distribution date.
     The reserve account will be terminated upon the earliest to occur of:
(1)	the first distribution date for the early amortization period;

(2)	the expected principal payment date for the Series 2008-A notes; and

(3)	the termination of the trust.
     Immediately prior to the termination of the reserve account, all amounts on deposit in the reserve account, after giving effect to any withdrawal from the reserve account on that date as described above, will be applied to make the payments and deposits described in clauses (1) through (13) under “—Application of Finance Charge Collections,” to the extent such payments or deposits have not been made from your series share of finance charge collections on that date.
Spread Account
     The indenture trustee will establish and maintain as a segregated trust account held as security primarily for the benefit of the Class C noteholders to serve as the spread account. The spread account will be established to assist with the distribution of interest on the Class C notes. On each distribution date prior to the termination of the spread account, the indenture trustee will apply finance charge collections allocated to your series at the priority identified above under “ — Application of Finance Charge Collections” to increase the amount on deposit in the spread account to the extent that the amount on deposit in the spread account is less than the required spread account amount.
     The required spread account amount for any distribution date during the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount. The required spread account amount for any distribution date after the revolving period will equal the product of (i) the Spread Account Percentage in effect on that distribution date and (ii) the collateral amount as of the last day of the revolving period; provided that after the occurrence of an event of default and acceleration of the Series 2008-A notes, the required spread account amount for any distribution date shall equal the outstanding principal amount of the Series 2008-A notes, after taking into account any payments to be made on that distribution date. Prior to the occurrence of an event of default and acceleration of the Series 2008-A notes, the required spread account amount will never exceed the outstanding principal amount of the Class C notes after taking into account any payments to be made on that distribution date.

     On each distribution date, after giving effect to any deposit to be made to, and any withdrawals to be made from, the spread account on that distribution date, the indenture trustee will withdraw from the spread account an amount equal to the excess, if any, of the amount on deposit in the spread account over the required spread account amount, and the amount withdrawn will no longer be available as enhancement for the Class C notes. Any amounts withdrawn from the spread account and distributed to us or our assigns will not be available for distribution to the noteholders.
     All amounts on deposit in the spread account on any distribution date — after giving effect to any deposits to, or withdrawals from, the spread account on that distribution date — will be invested to the following distribution date by the indenture trustee, at the direction of the servicer, in highly rated liquid investments that meet the criteria described in the indenture supplement. The interest and other investment income, net of losses and investment expenses, earned on those investments will be either retained in the spread account to the extent the amount on deposit is less that the required spread account amount or deposited in the collection account and treated as finance charge collections available to your series.
Spread Account Distributions
     On or before each distribution date, the indenture trustee will withdraw from the spread account and deposit in the distribution account for payment to the Class C noteholders an amount equal to the lesser of:
(1)	the amount then on deposit in the spread account with respect to that distribution date; and

(2)	the shortfall, if any, in the amount of finance charge collections and amounts withdrawn from the cash collateral account that are available to cover the interest payable on the Class C notes.
     Unless an early amortization event occurs, the indenture trustee will withdraw from the spread account and deposit in the collection account for distribution to the Class C noteholders on the expected principal payment date for the Class C notes an amount equal to the lesser of:
(1)	the amount on deposit in the spread account after application of any amounts as set forth in the immediately preceding paragraph; and

(2)	the outstanding principal amount of the Class C notes after the application of any amounts on that distribution date.
     Except as provided in the following paragraph, if an early amortization event occurs, the amount, if any, remaining on deposit in the spread account, after making the payments described in the second preceding paragraph, will be applied to pay principal on the Class C notes on the earlier of the final maturity date and the first distribution date on which the outstanding principal amount of the Class A, Class M and Class B notes has been paid in full.
     In addition, on any day after the occurrence of an event of default with respect to Series 2008-A and the acceleration of the maturity date, the indenture trustee will withdraw from the spread account the outstanding amount on deposit in the spread account and deposit that amount in the distribution account for distribution to the Class C, Class A, Class M and Class B noteholders, in that order of priority, to fund any shortfalls in amounts owed to those noteholders.
Paired Series
     Your series may be paired with one or more other series issued at a later time once the controlled accumulation period for your series begins. We call each of these later issued series a paired series. See “Description of the Notes — Paired Series” in the accompanying prospectus. The issuance of the paired series will be subject to the conditions described under “Description of the Notes — New Issuances of Notes” in the accompanying prospectus.

     We cannot guarantee that the terms of any paired series will not have an impact on the calculation of the allocation percentage used to allocate principal collections to your series or the timing or amount of payments received by you as a Series 2008-A noteholder. In particular, the numerator for the allocation percentage used to allocate principal collections to your series may be reduced upon the occurrence of an early amortization event for a paired series. The extent to which the timing or amount of payments received by you may be affected will depend on many factors, only one of which is a change in the calculation of the allocation percentage.
Early Amortization Events
     An early amortization event will occur for the Series 2008-A notes upon the occurrence of any of the following events:
(a)	failure of the depositor (1) to make any payment or deposit on the date required to be made under the pooling and servicing agreement, the collateral series supplement, the transfer and servicing agreement, the indenture or the Series 2008-A indenture supplement within the applicable grace period which shall not exceed 5 business days or (2) to observe or perform in any material respect its other covenants or agreements set forth in the pooling and servicing agreement, the transfer and servicing agreement, the indenture or the Series 2008-A indenture supplement, which failure has a material adverse effect on the Series 2008-A noteholders and which continues unremedied for a period of 60 days after written notice of the failure, requiring the same to be remedied;

(b)	any representation or warranty made by the depositor in the transfer and servicing agreement or the pooling and servicing agreement or any information required to be given by it to identify the accounts proves to have been incorrect in any material respect when made or delivered and which continues to be incorrect in any material respect for a period of 60 days after written notice of the failure, requiring the same to be remedied, and as a result of which the interests of the noteholders are materially and adversely affected and continue to be materially and adversely affected for the designated period; except that an early amortization event described in this subparagraph (b) will not occur if we have accepted reassignment of the related receivable or all related receivables, if applicable, within the designated period;

(c)	depositor’s failure to convey receivables in additional accounts or participations to the trust within five business days after the date on which it is required to do so;

(d)	any servicer default described under “The Servicer — Servicer Default; Successor Servicer” in the accompanying prospectus and as a result of which the interests of the Series 2008-A noteholders are materially and adversely affected;

(e)	the average of the Portfolio Yields for any 3 consecutive monthly periods is less than the average of the Base Rates for the same monthly periods;

(f)	sufficient funds are not available to pay in full the outstanding principal amount of any class of notes on the expected principal payment date;

(g)	specified bankruptcy, insolvency, liquidation, conservatorship, receivership or similar events relating to us or the bank;

(h)	we are unable for any reason to transfer receivables to the trust or the bank is unable to transfer receivables to us;

(i)	World Financial Network Credit Card Master Trust or the issuing entity becomes subject to regulation as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(j)	an event of default for Series 2008-A and an acceleration of the maturity of the Series 2008-A notes occurs under the indenture;

(k)	failure of any interest rate swap counterparty to make a payment under any of the interest rate swaps for the Class A, Class M or Class B notes where such payment obligation arises as a result of LIBOR being greater than the specified fixed rate for such interest rate swap, and such failure is not cured within 5 business days after the payment is due; or

(l)	the early termination of the interest rate swaps for any of the Class A, Class M or Class B notes unless the issuing entity obtains a replacement interest rate swap acceptable to the rating agencies within 10 business days after such termination.
     In the case of any event described in clause (a), (b) or (d) above, an early amortization event will be deemed to have occurred with respect to the notes only if, after any applicable grace period, either the indenture trustee or the Series 2008-A noteholders evidencing interests aggregating more than 50% of the aggregate unpaid principal amount of the Series 2008-A notes, by written notice to us and the servicer and, if notice is given by the Series 2008-A noteholders, the indenture trustee, declare that an early amortization event has occurred with respect to the Series 2008-A notes as of the date of the notice.
     In the case of any event described in clause (g), (h) or (i), an early amortization event with respect to all series then outstanding, and in the case of any event described in clause (c), (e), (f), (j), (k) or (l) an early amortization event with respect to only the Series 2008-A notes, will occur without any notice or other action on the part of the indenture trustee or the Series 2008-A noteholders immediately upon the occurrence of the event.
     On the date on which an early amortization event is deemed to have occurred, the early amortization period will begin.
     See “Description of the Notes — Early Amortization Events” in the accompanying prospectus for an additional discussion of the consequences of insolvency, conservatorship or receivership events related to us and the bank.
Events of Default
     The events of default for Series 2008-A, as well as the rights and remedies available to the indenture trustee and the Series 2008-A noteholders when an event of default occurs, are described under “Description of the Notes — Events of Default; Rights Upon Event of Default” in the accompanying prospectus.
     In the case of an event of default involving bankruptcy, insolvency or similar events relating to the issuing entity, the principal amount of the Series 2008-A notes automatically will be deemed to be immediately due and payable. If any other event of default for Series 2008-A occurs, the indenture trustee or the holders of a majority of the then-outstanding principal amount of the Series 2008-A notes may declare the Series 2008-A notes to be immediately due and payable. If the Series 2008-A notes are accelerated, you may receive principal prior to the expected principal payment date.
     Proceeds of the sale of receivables after an event of default will be distributed in the following order:
(1)	to the indenture trustee, an amount equal to all amounts owed by the issuing entity to the indenture trustee pursuant to the indenture;

(2)	to the Class A noteholders, an amount equal to the sum of the outstanding principal amount of the Class A notes and interest on the Class A notes, including any overdue interest and additional interest on the overdue interest;

(3)	to the Class M noteholders, an amount equal to the sum of the outstanding principal amount of the Class M notes and interest on the Class M notes, including any overdue interest and additional interest on the overdue interest;

(4)	to the Class B noteholders, an amount equal to the sum of the outstanding principal amount of the Class B notes and interest on the Class B notes, including any overdue interest and additional interest on the overdue interest;

(5)	to the Class C noteholders, an amount equal to the sum of the outstanding principal amount of the Class C notes and interest on the Class C notes, including any overdue interest and additional interest on the overdue interest;

(6)	to the swap counterparty, on a pari passu basis, any amounts owed with respect to the interest rate swaps for the Class A, Class M and Class B notes; and

(7)	to the issuing entity, any remaining amounts.
Servicing Compensation and Payment of Expenses
     The servicing fee rate for your series is 2% per year. Your series’ share of the servicing fee for each monthly period will be equal to one-twelfth of the product of (a) the servicing fee rate and (b) the collateral amount as of the last day of that monthly period. However, the monthly servicing fee allocable to your series for the first monthly period after the closing date will equal the servicing fee rate, multiplied by the number of days during the first monthly period, divided by 360.
Reports to Noteholders
     Monthly reports containing information on the notes and the collateral securing the notes will be filed with the Securities and Exchange Commission. These reports will not be sent to noteholders. See “Where You Can Find More Information” in the accompanying prospectus for information as to how these reports may be accessed. On each determination date, the servicer shall forward to indenture trustee and the paying agent, if any, a monthly report setting forth certain information with respect to the issuing entity, the notes and the collateral certificate including:
(1)	the aggregate amounts for the preceding monthly period with respect to the aggregate amounts of collections, collections with respect to principal receivables and collections with respect to finance charge receivables;

(2)	the aggregate defaulted receivables and recoveries for the preceding monthly period;

(3)	a calculation of the Portfolio Yield and Base Rate for Series 2008-A;

(4)	the aggregate amount of receivables and the balance on deposit in the collection account or any series account applicable to your series with respect to collections processed as of the end of the last day of the preceding monthly period;

(5)	the aggregate amount of dilution from the preceding monthly period;

(6)	the aggregate amount, if any, of withdrawals, drawings or payments under any enhancement with respect to your series required to be made with respect to the previous monthly period; and

(7)	the sum of all amounts payable to the noteholders on the succeeding distribution date in respect of interest and principal payable with respect to the notes.

Underwriting
     Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name:

Principal
Class A	Amount of
Underwriters	Class A Notes
Greenwich Capital Markets, Inc.	$11,400,000
J.P. Morgan Securities Inc.	$11,400,000
Barclays Capital Inc.	$11,400,000
RBC Capital Markets Corporation	$11,400,000
Wachovia Capital Markets, LLC	$11,400,000

Total	$57,000,000

Principal
Class M	Amount of
Underwriters	Class M Notes
Greenwich Capital Markets, Inc.	$541,200
J.P. Morgan Securities Inc.	$541,200
Barclays Capital Inc.	$541,200
RBC Capital Markets Corporation	$541,200
Wachovia Capital Markets, LLC	$541,200

Total	$2,706,000

Principal
Class B	Amount of
Underwriters	Class B Notes
Greenwich Capital Markets, Inc.	$685,400
J.P. Morgan Securities Inc.	$685,400
Barclays Capital Inc.	$685,400
RBC Capital Markets Corporation	$685,400
Wachovia Capital Markets, LLC	$685,400

Total	$3,427,000

     An affiliate of the depositor will purchase all of the Class C notes. Any notes purchased by an affiliate of the depositor will be purchased directly from the depositor. No underwriters’ discounts and commissions will be paid in connection with the sale of Series 2008-A notes to an affiliate of the depositor. In the underwriting agreement, the underwriters of each class of the Class A notes, the Class M notes and the Class B notes have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the notes in that class offered by this prospectus supplement if any of the notes in that class are purchased.
     The underwriters of each class of the Class A notes, the Class M notes and the Class B notes have advised us that they propose initially to offer the notes in that class to the public at the prices set forth in this prospectus supplement, and to dealers chosen by the underwriters at the prices set forth in this prospectus supplement less a concession not in excess of the percentages set forth in the following table. The underwriters of each class of the Class A notes, the Class M notes and the Class B notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table. After the initial public offering of the notes, the public offering prices and the concessions referred to in this paragraph may be changed. Additional offering expenses are estimated to be $1,500,000.

	Class A Notes	Class M Notes	Class B Notes
Concessions	0.2100%	0.2700%	0.3150%
Reallowances	0.1050%	0.1350%	0.1575%
     The underwriters will be compensated as set forth in the following table:

	Underwriters’	Amount
	Discounts and	per $1,000	Total
	Commissions	of Principal	Amount
Class A Notes	0.3500%	$3.50	$199,500.00
Class M Notes	0.4500%	$4.50	$12,177.00
Class B Notes	0.5250%	$5.25	$17,991.75

Total Class A, Class M and Class B Notes			$229,668.75

Each underwriter has represented and agreed that:
(a)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and
(b)	it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the transferor or the issuing entity.
     We will indemnify the underwriters against the liabilities specified in the underwriting agreement, including liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in connection with those liabilities.
     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. The underwriters do not have an “overallotment” option to purchase additional notes in the offering, so syndicate sales in excess of the offering size will result in a naked short position. The underwriters must close out any naked short position through syndicate covering transactions in which the underwriters purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction. Over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters represent that the underwriters will engage in any of these transactions or that those transactions, once commenced, will not be discontinued without notice at any time.
     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with us and our affiliates. We will use all of the net proceeds of the sale of the Series 2008-A notes to retire a portion of the Series 2007-VFC investor certificates. The Series 2007-VFC investor certificates are held by affiliates of Greenwich Capital Markets, Inc. and a conduit investor for which an affiliate of Greenwich Capital Markets, Inc. acts as administrator and/or provides liquidity lines. Greenwich Capital Markets, Inc. is an underwriter of the Series 2008-A notes.

Legal Matters
     Certain legal matters relating to the issuance of the Series 2008-A notes will be passed upon for us by Mayer Brown LLP as special counsel for us. Certain legal matters relating to the federal tax consequences of the issuance of the Series 2008-A notes will be passed upon for us by Mayer Brown LLP. Certain legal matters relating to the issuance of the Series 2008-A notes will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

Glossary of Terms for Prospectus Supplement
     “Additional Minimum Transferor Amount” means, an amount calculated as follows:
(1)	as of any date of determination falling in November, December and January of each calendar year,
(a)	2%, times

(b)(i)	Aggregate Principal Receivables, plus

(ii)	if on such date of determination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account, and
(2)	for any other date of determination, zero.
     “Base Rate” means, with respect to any monthly period, the annualized percentage equivalent of a fraction:
•	the numerator of which is the sum of (a) the interest due on the Series 2008-A notes, (b) the monthly servicing fee for your series and (c) any net swap payments due from the issuing entity on the following distribution date; and

•	the denominator of which is the collateral amount, plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.
     “Excess Spread Percentage” means, for any monthly period, a percentage equal to the Portfolio Yield for such monthly period, minus the Base Rate for such monthly period.
     “Minimum Transferor Amount” means, as of any date of determination, an amount calculated as follows:

(a)(i)	Aggregate Principal Receivables

plus

(ii)	if on such date of termination, World Financial Network Credit Card Master Trust has not been terminated, amounts on deposit in the excess funding account	times	(b)	4%, or if less, the highest of the Required Retained Transferor Percentages specified in the prospectus supplement for each series plus

(c)	any Additional Minimum Transferor Amount.
     “Portfolio Yield” means, with respect to any monthly period, the annualized percentage equivalent of a fraction:
•	the numerator of which is the amount of finance charge collections allocated to your series (including net investment earnings, amounts withdrawn from the reserve account (other than amounts withdrawn upon termination of the reserve account) and net swap receipts treated as finance charge collections, but excluding excess financing charge collections allocated to your series), minus the amount of defaulted receivables and uncovered dilution allocated to your series for that monthly period; and

•	the denominator of which is the collateral amount plus amounts on deposit in the principal accumulation account, each as of the last day of that monthly period.

     “Quarterly Excess Spread Percentage” means (a) with respect to the October 2008 distribution date, the Excess Spread Percentage for such distribution date, (b) with respect to the November 2008 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the October 2008 distribution date and (ii) the Excess Spread Percentage with respect to the November 2008 distribution date and the denominator of which is two, (c) with respect to the December 2008 distribution date, the percentage equivalent of a fraction the numerator of which is the sum of (i) the Excess Spread Percentage for the October 2008 distribution date (ii) the Excess Spread Percentage with respect to the November 2008 distribution date and (iii) the Excess Spread Percentage with respect to the December 2008 distribution date and the denominator of which is three and (d) with respect to the January 2009 distribution date and each distribution date thereafter, the percentage equivalent of a fraction the numerator of which is the sum of the Excess Spread Percentages determined with respect to such distribution date and the immediately preceding two distribution dates and the denominator of which is three.
     “Required Retained Transferor Percentage” means, for purposes of Series 2008-A, 4%.
     “Specified Transferor Amount” means, for purposes of Series 2008-A, at any time, the Minimum Transferor Amount, at that time.
     “Spread Account Percentage” means, for any distribution date, (i) 0.00% if the Quarterly Excess Spread Percentage on that distribution date is greater than or equal to 6.50%, (ii) 0.50% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.50% and greater than or equal to 6.00%, (iii) 1.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 6.00% and greater than or equal to 5.50%, (iv) 2.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.50% and greater than or equal to 5.00%, (v) 2.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 5.00% and greater than or equal to 4.50%, (vi) 3.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.50% and greater than or equal to 4.00%, (vii) 3.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 4.00% and greater than or equal to 3.00%, (viii) 4.25% if the Quarterly Excess Spread Percentage on that distribution date is less than 3.00% and greater than or equal to 2.50%, and (ix) 4.75% if the Quarterly Excess Spread Percentage on that distribution date is less than 2.50%; provided, that:
(a)	if the Spread Account Percentage for a distribution date is greater than 1.75%, then the Spread Account Percentage will not decrease to a lower percentage until the first subsequent distribution date on which the arithmetic mean of the Quarterly Excess Spread Percentages for that subsequent distribution date and for the two distribution dates immediately prior to such subsequent distribution date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(b)	if the Spread Account Percentage for a distribution date is equal to 1.75%, then the Spread Account Percentage shall not decrease to a lower percentage until the first subsequent Distribution Date on which the arithmetic mean of the Quarterly Excess Spread Percentages for such subsequent Distribution Date and for the Distribution Date immediately prior to such subsequent Distribution Date is greater than or equal to the lowest Quarterly Excess Spread Percentage associated with a lower Spread Account Percentage;

(c)	in no event will the Spread Account Percentage decrease by more than one of the levels specified above between any two distribution dates; and

(d)	if any early amortization event occurs, the Spread Account Percentage will be 12.50%.

Annex I
Other Series of Securities Issued and Outstanding
     The principal characteristics of the other outstanding series of notes previously issued by the issuing entity and the outstanding series of investor certificates issued by World Financial Network Credit Card Master Trust are set forth in Part A and Part B, respectively, of the table below. All of the outstanding series of notes and investor certificates are in group one for sharing excess finance charge collections.
Part A
Series 2002-VFN
     The issuing entity has also issued Series 2002-VFN which is a series of variable funding notes, meaning that the aggregate outstanding principal amount of Series 2002-VFN notes may be increased or decreased from time to time subject to a maximum amount. The maximum amount for Series 2002-VFN is currently $1,135,714,286. The maximum amount for Series 2002-VFN may be increased or decreased from time to time, subject to certain conditions, including the mutual agreement of the depositor and the holders of Series 2002-VFN notes. Series 2002-VFN is in an extendable revolving period (unless an early amortization event occurs prior to that date). That revolving period may be extended by mutual agreement of the depositor, the servicer and the holders of Series 2002-VFN notes.

Series 2004-A
Series 2004-A initial collateral amount	$500,000,000
Class A initial principal amount	$390,000,000
Class B initial principal amount	$42,500,000
Class C initial principal amount	$67,500,000
Initial cash collateral account balance	$12,500,000
Class A interest rate	LIBOR+ 0.18%
Class B interest rate	LIBOR+ 0.50%
Class C interest rate	LIBOR+ 1.00%
Class A/B expected principal payment date	May 2009 distribution date
Class C expected principal payment date	June 2009 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2004-A termination date	March 2013 distribution date
Group	One
Series issuance date	May 19, 2004
Required retained transferor percentage for 2004-A	4%

Annex I-1

Series 2004-C
Series 2004-C initial collateral amount	$450,000,000
Class A initial principal amount	$355,500,000
Class M initial principal amount	$16,875,000
Class B initial principal amount	$21,375,000
Class C initial principal amount	$56,250,000
Initial cash collateral account balance	$15,750,000
Class A interest rate	LIBOR+ 0.20%
Class M interest rate	LIBOR+ 0.40%
Class B interest rate	LIBOR+ 0.60%
Class C interest rate	not to exceed LIBOR+ 1.25%
Expected principal payment date	September 2011 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2004-C termination date	July 2015 distribution date
Group	One
Series issuance date	September 22, 2004
Required retained transferor percentage for 2004-C	4%

Annex I-2

Series 2006-A
Series 2006-A initial collateral amount	$500,000,000
Class A initial principal amount	$395,000,000
Class M initial principal amount	$18,750,000
Class B initial principal amount	$23,750,000
Class C initial principal amount	$62,500,000
Initial cash collateral account balance	$1,750,000
Class A interest rate	LIBOR+ 0.13%
Class M interest rate	LIBOR+ 0.21%
Class B interest rate	LIBOR+ 0.35%
Class C interest rate	LIBOR+ 0.60%
Class A/M/B/C expected principal payment date	April 2013 distribution date
Annual servicing fee percentage	2.0% per annum
Enhancement for the Class A notes	subordination of Class M, Class B and Class C notes, cash collateral account
Enhancement for the Class M notes	subordination of Class B and Class C notes, cash collateral account
Enhancement for the Class B notes	subordination of Class C notes, cash collateral account
Enhancement for the Class C notes	cash collateral account, spread account
Series 2006-A termination date	February 2017 distribution date
Group	One
Series issuance date	April 17, 2006
Required retained transferor percentage for 2006-A	4%
Series 2008-VFN
     The issuing entity has also issued Series 2008-VFN which is a series of variable funding notes, meaning that the aggregate outstanding principal amount of Series 2008-VFN notes may be increased or decreased from time to time subject to a maximum amount. The maximum amount for Series 2008-VFN is currently $600,000,000. The maximum amount for Series 2008-VFN may be increased or decreased from time to time, subject to certain conditions, including the mutual agreement of the depositor and the holders of Series 2008-VFN notes. Series 2008-VFN is in an extendable revolving period (unless an early amortization event occurs prior to that date). That revolving period may be extended by mutual agreement of the depositor, the servicer and the holders of Series 2008-VFN notes.

Annex I-3

Part B
Series 2007-VFC
     On August 10, 2007, as Series 2007-VFC, World Financial Network Credit Card Master Trust issued two classes of variable interest rate, variable funding certificates identified as the Series 2007-VFC Class A Asset-Backed Certificate and the Series 2007-VFC Collateral Interest Certificate. The amount of the Series 2007-VFC Certificates may vary from time to time. The maximum amount of the Series 2007-VFC Class A Asset-Backed Certificate that may be outstanding at any time is $525,000,000. The maximum amount of the Series 2007-VFC Collateral Interest Certificate that may be outstanding at any time is $75,000,000. The Series 2007-VFC Certificates are included in group one.

Annex I-4

Annex II
Static Pool Data
Yield
     The following table sets forth the cardholder yield experience for credit card accounts in the trust portfolio for each of the periods shown. Yield is calculated by dividing the total amount of finance charges and fees collected during the related period by the average of the beginning principal balances for the monthly period involved. Finance charges and fees include finance charges, late charges and non-sufficient fund fees. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the yield experience in the future will be similar to the historical experience shown below.

	4 Months Ended
	April 30, 2008	Year Ended	Year Ended
Year of Account Origination	(Annualized)	December 31, 2007	December 31, 2006
2008 Originations	6.94%
2007 Originations	22.53%	15.59%
2006 Originations	31.09%	26.28%	15.41%
2005 Originations	30.55%	30.18%	25.85%
2004 Originations	29.99%	29.84%	30.11%
Prior to 2004 Originations	29.33%	28.93%	28.69%
Total Trust Portfolio	27.80%	27.31%	26.85%
Principal Payment Rate
     The following table sets forth the cardholder monthly principal payment rate experience on the credit card accounts in the trust portfolio for each of the periods shown. The principal payment rate is calculated by dividing the monthly average principal payments received during the related period by the average of the beginning principal balances for the monthly period involved. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the principal payment rate experience in the future will be similar to the historical experience shown below.

	4 Months Ended
	April 30, 2008	Year Ended	Year Ended
Year of Account Origination	(Annualized)	December 31, 2007	December 31, 2006
2008 Originations	30.46%
2007 Originations	18.39%	23.78%
2006 Originations	14.43%	17.01%	24.30%
2005 Originations	14.06%	14.42%	17.90%
2004 Originations	14.40%	14.26%	15.45%
Prior to 2004 Originations	13.77%	13.53%	14.12%
Total Trust Portfolio	15.33%	15.39%	16.09%

Annex II-1

Net Charge-off Percentage
     The following table sets forth the net charge-off experience on the credit card accounts in the trust portfolio for each of the periods shown. The net charge-off rate is calculated by dividing the total net charge-offs during the related period by the average of the beginning principal balances for the monthly period involved. Net charge-offs include all principal balances written-off due to being 180 days contractually past due and for accounts that have been written-off due to bankruptcy, decease of the accountholder or due to fraud, less any recoveries of principal and interest on such account balances. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the net charge-off experience in the future will be similar to the historical experience shown below.

	4 Months Ended
	April 30, 2008	Year Ended	Year Ended
Year of Account Origination	(Annualized)	December 31, 2007	December 31, 2006
2008 Originations	0.50%
2007 Originations	5.47%	1.95%
2006 Originations	10.26%	7.33%	1.70%
2005 Originations	8.73%	8.42%	5.80%
2004 Originations	6.94%	7.24%	7.17%
Prior to 2004 Originations	5.15%	4.28%	4.33%
Total Trust Portfolio	6.34%	5.37%	4.61%
30+ Delinquency
     The following table sets forth the delinquency experience on the credit card accounts in the trust portfolio for each of the periods shown. The delinquency rate is calculated by dividing the delinquent amount by the end of the period receivables outstanding for the applicable period. Delinquent amounts include principal balances only. The information is grouped by year of account origination. The origination date for each account is the date on which the account is opened. For each account in the trust portfolio, performance data is based on the account’s performance on and after the date on which the account was designated to the trust portfolio. There can be no assurances that the delinquency experience in the future will be similar to the historical experience shown below.

	4 Months Ended	Year Ended	Year Ended
Year of Account Origination	April 30, 2008	December 31, 2007	December 31, 2006
2008 Originations	0.57%
2007 Originations	5.17%	3.12%
2006 Originations	7.30%	7.18%	2.83%
2005 Originations	6.59%	7.01%	6.21%
2004 Originations	6.00%	6.41%	6.22%
Prior to 2004 Originations	4.34%	4.56%	4.31%
Total Trust Portfolio	4.94%	5.07%	4.44%

Annex II-2

World Financial Network Credit Card Master Note Trust
Issuing Entity

WFN Credit Company, LLC
Depositor

World Financial Network National Bank
Servicer

Series 2008-A

$57,000,000
Class A Floating Rate Asset Backed Notes

$2,706,000
Class M Floating Rate Asset Backed Notes

$3,427,000
Class B Floating Rate Asset Backed Notes

$9,019,000
Class C Fixed Rate Asset Backed Notes

Prospectus Supplement

Underwriters of the Series 2008-A Class A notes, Class M notes and Class B notes

RBS Greenwich Capital	J.P. Morgan
Barclays Capital
RBC Capital Markets
Wachovia Securities

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.